EXHIBIT 2.1

                            PURCHASE AGREEMENT

DATE:          October 22, 1996 (the "Agreement Date")

SELLER: TALLEY REALTY HOLDING COMPANY, INCORPORATED, a Delaware corporation ("TRHCI"); and LME CAPITAL CORPORATION, a Delaware corporation ("LMECC")
               Address:       2702 North 44th Street
                              Suite 100A
                              Phoenix, Arizona 85008
                              Attention:  Charles J. Freericks, Jr.
               Telephone:          602-957-7711
               Facsimile No.:      602-852-6972

BUYER:         PIVOTAL GROUP, INC., an Arizona corporation
               Address:       2525 East Camelback Road
                              Suite 650
                              Phoenix, Arizona 85016
                              Attention:  F. Francis Najafi
               Telephone:          602-956-7200
               Facsimile No.:      602-956-2313

ESCROW AGENT:  SECURITY TITLE AGENCY
               Address:       2425 East Camelback Road
                              Suite 1150
                              Phoenix, Arizona 85016
               Telephone:          602-381-0100
               Facsimile No.:      602-381-1145
               Escrow Officer:     Linda Duval
               Escrow Number: 268604

PROPERTY:      The property being purchased by Buyer pursuant to this
               Agreement consists of the following (collectively, the "Property"):

               1. The various parcels of real property described on Exhibit A, together with all improvements thereon and all easements, hereditaments, water rights, mineral rights, development rights, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to any of such real property parcels, including the rights, if any, of Seller in any street or road abutting any of such real property parcels to the centerline thereof (collectively, the "Real Property");

               2. The tangible personal property described on Exhibit B (the "Tangible Personal Property");









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               3.   All of the right, title, and interest of Seller in
                    the trade marks and other intellectual property described on Exhibit C (the "Trademarks") (with the Tangible Personal Property and the Trademarks being referred to in this Agreement as the "Personalty");

               4. All of the right, title, and interest of Seller in the leasehold interest of LMECC, as tenant (the "Jamul Leasehold"), pursuant to the Lease (the "Jamul Lease"), dated February 1, 1995, by and between John C. Mabee and Sun Valley Apartments Partnership dba Jamul Shopping Village, and LME Investors, as predecessor in interest to LMECC;

               5. All of the right, title, and interest of Seller in all consents, authorizations, dedications, subdivision maps, plans, entitlements, variances or waivers, licenses, permits, and approvals from or to any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of any of the Real Property (the "Approvals"); and

               6. All of the right, title, and interest of Seller in the Seller Leases (as defined in Section 4.1(c)(iv)), in the Contracts (as defined in
                    Section 4.1(c)(iv)), in the Pending Sales (as defined in Section 4.1(c)(vi)), and in any Notes and Receivables Security Documents (as defined in
                    Section 4.1(c)(vi)).

                                 ARTICLE 1
                         AGREEMENT OF THE PARTIES

    1.1 Agreement. In consideration of the mutual promises and covenants set forth in this Agreement, Seller agrees to sell and Buyer agrees to buy the Property on the terms and conditions set forth in this Agreement.

                                 ARTICLE 2
                       SALES PRICE AND PAYMENT TERMS

    2.1 Sales Price. The total sales price which Buyer agrees to pay for the Property is $20,000,000 (the "Sales Price"), subject, however, to adjustment as provided in Section 2.3 and in Sections 4.5, 5.2, 8.2(b), and 8.2(c). The Sales Price is payable as follows:

         (a) Earnest Money Deposits. Concurrently with the execution of this Agreement by Buyer, Buyer shall deposit into Escrow as an earnest money deposit the sum of $1,000,000. The earnest money deposit shall be absolutely non-refundable, except as otherwise provided in Sections 5.1, 5.2 and 11.2.






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         (b)  Assessments.

              (i) At the Closing, Buyer shall acquire the East Valley Commerce Center Property (as defined on Exhibit A) subject to the Town of Gilbert assessment for Improvement District No. 11 (the "East Valley Assessment"). The Town of Gilbert has not finally determined the exact and final amount of the East Valley Assessment; however, prior to Closing, Seller will obtain an estimate from the Town of Gilbert of the amount of such assessment as of the Closing (the "Estimated East Valley Assessment Amount"). As of the Closing, an amount equal to the Estimated East Valley Assessment Amount shall be deemed a payment by Buyer on account of the Sales Price. Within ten
         (10) days following determination by the Town of Gilbert of the exact amount of the East Valley Assessment, taking into account all adjustments and recapitulations (regardless of whether or not Buyer then owns all or any portion of the East Valley Commerce Center Property) (the amount so determined, after taking into account all recapitulations or other adjustments being referred to as the "Final East Valley Assessment"), Buyer shall notify Seller of such amount and shall make a cash payment to Seller in amount equal to the amount, if any, by which the Estimated East Valley Assessment Amount exceeds the Final East Valley Assessment. However, if the Final East Valley Assessment is more than the Estimated East Valley Assessment Amount, within ten (10) days of receipt of such notice, Seller shall pay to Buyer an amount equal to the excess of the Final East Valley Assessment over the Estimated East Valley Assessment Amount.

              (ii) At the Closing, Buyer shall acquire the Fortune Center Property (as defined on Exhibit A) subject to the Town of Gilbert assessment for Improvement District No. 11(the "Fortune Center Assessment"). The Town of Gilbert has not finally determined the exact and final amount of the Fortune Center Assessment; however, prior to Closing, Seller will obtain an estimate from the Town of Gilbert of the amount of such assessment as of the Closing (the "Estimated Fortune Center Assessment Amount"). As of the Closing, an amount equal to the Estimated Fortune Center Assessment Amount shall be deemed a payment by Buyer on account of the Sales Price. Within ten (10) days following determination by the Town of Gilbert of the exact amount of the Fortune Center Assessment, taking into account all adjustments and recapitulations (regardless of whether or not Buyer then owns all or any portion of the Fortune Center Commerce Center Property) (the amount so determined, after taking into account all recapitulations or other adjustments being referred to as the










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         "Final Fortune Center Assessment"), Buyer shall notify Seller of such amount and shall make a cash payment to Seller in amount equal to the amount, if any, by which the Estimated Fortune Center Assessment Amount exceeds the Final Fortune Center Assessment. However, if the Final Fortune Center Assessment is more than the Estimated Fortune Center Assessment Amount, within ten (10) days of receipt of such notice, Seller shall pay to Buyer an amount equal to the excess of the Final Fortune Center Assessment over the Estimated Fortune Center Assessment Amount.

              (iii) Assessments. Buyer acknowledges that Seller has not made any payments, other than interest, with respect to the East Valley Assessment and the Fortune Center Assessment and that such assessments may technically be in default; however, Buyer is nevertheless acquiring the East Valley Commerce Center Property and the Fortune Center Property, respectively, subject to such assessments and existing defaults, if any.

         (c) Cash Payable at Closing. On or before the Closing, Buyer will wire transfer ready funds to the account of Escrow Agent in an amount equal to the total Sales Price, less the amounts paid by Buyer pursuant to Sections 2.1(a) and 2.1(b), and less any credits to which Buyer is entitled pursuant to Sections 2.2, 2.3, 7.3, and 8.2.

    2.2  Earnest Money Provisions.

         (a) Deposit and Disposition. All earnest money deposits will be made by wire transfer of ready funds to the account of Escrow Agent. Unless otherwise instructed by Buyer and Seller, Escrow Agent will deposit all such payments in federally-insured money market or other similar accounts, subject to immediate withdrawal, at a banking institution located in Phoenix, Arizona. If this transaction closes, all earnest money deposits will be credited against the total Sales Price. Any earned interest will also be credited against the total Sales Price. If the earnest money deposits are forfeited to Seller as provided by this Agreement, the earnest money deposits, with any earned interest, will be paid immediately to Seller. If Buyer is entitled at any time to a return of the earnest money deposits, any earned interest will be paid to Buyer.

         (b) Alternative Investments. Subject to the prior written consent of Seller, which will not be unreasonably withheld or delayed, Buyer may direct Escrow Agent to invest the earnest money deposit in other than federally-insured money market accounts, provided, however, that all investment risk with respect to any such investments shall be borne 100% by Buyer.








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    2.3  Pending Sales.

         (a) Closings of Pending Sales During Escrow. If a Pending Sale (as defined in Section 4.1(c)(vi)) has already closed (i.e., on or after July 4, 1996) or closes prior to the Closing, the portion of the Real Property subject to that particular Pending Sale shall be deleted from the Real Property, Seller will be entitled to all of the Net Proceeds from the sale, except that if the sale includes a carry-back purchase money note (a "Carry-Back Note") secured by the portion of the Real Property sold, Buyer shall acquire the interest of Seller in such Carry-Back Note (all such Carry-Back Notes being referred to in this Agreement as the "Receivables"). If a Pending Sale closes prior to the Closing, the Sales Price shall be reduced by an amount equal to the Net Proceeds of the Pending Sale less the original principal balance of any Carry-Back Note included as a Receivable. As used in this Agreement, the "Net Proceeds" means the gross sales price of the portion of the Real Property sold, expressed in dollars, less only the costs of sale, including title insurance and escrow fees, recording fees, real estate transfer taxes, documentary taxes, and other usual and customary closing costs charged to a seller of real property in the locale where the property is located, and less any real estate commissions paid to independent third-party real estate brokers in connection with such sale. Costs of sale will not include any tax and assessment prorations and the like. Net Proceeds will be calculated from actual closing statements as finally approved by the parties to the Pending Sale, and copies of such actual closing statements will be furnished to Buyer and Escrow Agent prior to Closing.

         (b) Credits for Amounts Released. With respect to any Pending Sale that has not closed prior to the Closing, an amount equal to the aggregate of all earnest money or other amounts that have been paid by the purchaser(s) under such Pending Sales on account of the purchase price either directly to Seller or released from escrow and paid to Seller shall be credited against the Sales Price, and Seller shall be entitled to retain all such amounts as have been released from escrow or paid to Seller.

         (c) Post-Closing Obligations. To the extent that Seller or any of its affiliates has, with respect to a Pending Sale that closes prior to the Closing, any continuing obligations following the closing of such Pending Sale, such as to construct any improvements and so forth (the "Post-Closing Obligations"), Buyer agrees that Buyer will assume and indemnify Seller and Seller's affiliates from any liability with respect to such Post-Closing Obligations at the Closing.

    2.4 Sales Price Allocations. Buyer and Seller agree to the allocation of the Sales Price among the various components of the Property as set forth on Exhibit D.







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    2.5  Late Payments.  If a party fails to make any payment when required under any provision of this Agreement on or before the date due, the payment shall bear interest from the due date until paid at the rate of 10% per annum, and such interest shall be paid in addition to the payment amount.

    2.6 Tax Allocations. Not later than three (3) business days prior to Closing, Buyer may submit to Seller, for approval, an allocation of the Sales Price among the various components of the Property for tax basis purposes. However, it is not a condition precedent to the obligations of either Buyer or Seller that an agreement be reached by Buyer and Seller as to any tax basis allocations proposed by Buyer, and if the parties fail to agree on such tax basis allocations, for any reason, neither party shall be deemed to have committed a breach of this Agreement, and the parties may file their own tax returns based on their own allocations. In no event will any allocations agreed upon pursuant to this Section 2.6 modify any of the allocations pursuant to Section 2.4 and Exhibit D or affect any of the rights of the parties pursuant to Sections 4.5, 5.2, or 8.2.

                                 ARTICLE 3
                                  ESCROW

    3.1 Establishment of the Escrow. An escrow for this transaction (the "Escrow") is established with Escrow Agent, and Escrow Agent is engaged to administer the Escrow.

    3.2 Opening of Escrow. Concurrently with the execution of this Agreement by both Buyer and Seller, Buyer shall deposit the earnest money payment required by Section 2.1(a) into Escrow and Seller and Buyer will deliver an executed copy of this Agreement to Escrow Agent.

    3.3 Acceptance of Escrow. By accepting this Escrow, Escrow Agent agrees to the terms of this Agreement as they relate to the duties of Escrow Agent.

    3.4 Escrow Instructions. This Agreement constitutes escrow instructions to Escrow Agent.

    3.5 Escrow Cancellation Charges. If the Escrow fails to close because of Seller's default, Seller will pay all customary escrow cancellation charges. If the Escrow fails to close because of Buyer's default, Buyer will pay all customary escrow cancellation charges. If the Escrow fails to close for any other reason, Seller and Buyer will each pay one-half of all customary escrow cancellation charges.

    3.6 Insured Closing Letter. If Escrow Agent does not issue its own title insurance policies, but acts as an agent for an underwriter, Escrow Agent will cause its underwriter to issue to the parties, a closing protection letter or insured closing service in written form satisfactory to Buyer, within five (5) days following the Agreement Date.







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                                 ARTICLE 4
                               INFORMATION

    4.1  Information and Other Items Provided to Buyer.

         (a) Arizona Information. On or before October 25, 1996 (the "Arizona Information Deadline") and except as otherwise provided for in Section 4.5, Seller shall have provided Buyer or Buyer's legal counsel, at no cost to Buyer, with the information described in
    Section 4.1(c), as such information relates to Real Property located in the State of Arizona.

         (b) California/Texas Information. On or before November 6, 1996 (the "California/Texas Information Deadline") and except as otherwise provided for in Section 4.5, Seller shall have provided Buyer or Buyer's legal counsel, at no cost to Buyer, with the information described in Section 4.1(c), as such information relates to Real Property located in the States of California and Texas.

         (c) Information to be Provided. The information to be provided by Seller pursuant to Sections 4.1(a) and 4.1(b) is as follows:

              (i) Survey and Plats. The surveys and plats of the various parcels of Real Property as described on Exhibit E (the "Surveys"). If Buyer desires any certifications not otherwise included on the Surveys described on Exhibit E, including a certification in favor of Buyer, or any other changes to the Surveys, Buyer shall be responsible for obtaining any such certifications and changes at Buyer's expense, and Seller agrees to cooperate with Buyer in obtaining such certifications; however, it is expressly agreed that obtaining such certifications or other changes is not a condition precedent to Buyer's obligations under this Agreement.

              (ii) Preliminary Title Reports. A current preliminary title report or commitment for title insurance (the "Title Reports") on each parcel of the Real Property prepared by Escrow Agent, with respect to properties located in the State of Arizona, by Lawyer's Title Insurance Company, with respect to properties located in the State of California, and by Alamo Title Company, with respect to properties located in the State of Texas, accompanied by legible copies of all documents referred to in the Title Reports, to the extent the same are reasonably available.












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              (iii)     Environmental Site Assessment.  The
         environmental site assessments and updates of the various parcels of Real Property described on Exhibit E (the "Environmental Assessments"). If the most current Environmental Assessments are not addressed to Buyer, Seller will obtain letters from the consultants preparing those Environmental Assessments addressed to Buyer and agreeing that Buyer may rely on such Environmental Assessments.

              (iv) Jamul Lease; Operations Contracts; and Seller Leases. To the extent not included in the materials delivered pursuant to Section 4.1(c)(ii), copies of all operating agreements and contracts relating to the Real Property and which will continue in effect following the Closing (the "Contracts"), such Contracts being listed or otherwise identified on Exhibit F, a copy of the Jamul Lease, and copies of all leases affecting any of the Real Property where Seller is the landlord or lessor (the "Seller Leases"), such Seller Leases being listed on Exhibit G.

              (v) Approvals. Copies of the Approvals listed on Exhibit H.

              (vi) Pending Sales; Receivables. Copies of all purchase and sale agreements, escrow instructions, or other contracts with third parties relating to the sale of any portion of the Real Property from and after July 4, 1996 (such agreements as exist on July 4, 1996, any such agreements entered into after July 4, 1996 to the Agreement Date, and any such agreements approved by Buyer pursuant to Section 8.6(a) being referred to as the "Pending Sales"), all of the Pending Sales as of July 4, 1996 and any entered into from July 4, 1996 to the Agreement Date being listed on Exhibit I. With respect to any new Pending Sales approved under Section 8.6(a), Seller shall also provide Buyer with copies of all agreements and other relevant documentation relating to such Pending Sales. To the extent of the existence or creation prior to Closing of any Receivables with respect to Pending Sales, Seller shall also provide Buyer with copies of each of the notes representing Receivables (collectively, the "Notes"), any and all lien instruments, security agreements, guarantees, or other documents evidencing or securing the Notes (the "Receivables Security Documents"), and any title policies issued to Seller in connection with the Receivables (the "Receivables Title Policies").













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              (vii)     West Wing Development Agreement.  The most
         current draft of the proposed development agreement for the West Wing Property described on Exhibit A (the "Development Agreement"). Buyer acknowledges that a final Development Agreement is important to the future development of the West Wing Property but that the final Development Agreement will not have been agreed upon prior to Closing and that Buyer bears the risk of negotiating and finalizing the Development Agreement.

              (viii)    Association Information.  Copies of the
         articles of incorporation and bylaws of each of the Associations referred to in Section 6.1(j) (the "Articles and Bylaws"), such Articles and Bylaws being described on Exhibit M.

    4.2 Information Made Available to Buyer. Buyer acknowledges that Buyer has been, and will continue to be, provided access to Seller's relevant non-privileged files and records in Phoenix, Arizona and San Diego, California with respect to the Real Property, the Jamul Leasehold, the Receivables, the Personalty, the Approvals, and the Associations (as defined in Section 6.1(j), including the Articles and Bylaws, minutes, and other books, records, and agreements relating to the Associations or by which the Associations are bound); provided, however, Seller makes no representation or warranty with respect to such information, except as provided in Section 9.3(i). If Buyer desires copies of any of the information contained in Seller's files and not otherwise provided to Buyer pursuant to this Agreement, Buyer may copy such information at Buyer's expense.

    4.3  Confidentiality; Retention or Return of Information.

         (a) Confidentiality. Buyer acknowledges and agrees to be bound by all of the terms and conditions of the Non-Disclosure of Proprietary Information Agreement (the "Confidentiality Agreement"), dated July 30, 1996, between Buyer and Seller.

         (b) Retention and Return of Information. If Buyer consummates the purchase of the Property, all information provided to Buyer or Buyer's legal counsel in accordance with this Agreement may be retained by Buyer; otherwise upon a cancellation of this Agreement, all such information will be returned to Seller.

         (c) Historical Information. All non-privileged books, records and other non-privileged information relating to the Property will be retained by Seller for a period of at least seven
    (7) years following the Closing, and Seller agrees to provide Buyer and its agents with reasonable access to all such information, upon reasonable notice to Seller; provided, however, that Seller may destroy information otherwise subject to the foregoing provisions









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
    prior to expiration of the 7-year retention period upon giving Buyer at least 120 days prior written notice specifying in reasonable detail the information proposed to be destroyed. During such 120-day period, Buyer may elect, by written notice to Seller, to have the materials and information that Seller proposes to destroy shipped to Buyer, at Buyer's expense, whereupon Seller will ship such materials and information to Buyer.

    4.4 Buyer's Information. If this Agreement is terminated, Buyer agrees, upon reimbursement by Seller to Buyer of 50% of Buyer's actual third party out-of-pocket costs for such information, to give Seller copies of any and all non-privileged studies, appraisals, test results, and other non-privileged information relating to any of the Property prepared by or on behalf of Buyer prior to Closing.

    4.5  Delivery of Certain Information after Information Deadlines.


             (a) Buyer's Rights with Respect to Delayed Information. If any of the Surveys, Title Reports, or Environmental Assessments relating to Real Property in the State of Arizona have not been delivered to Buyer prior to the Arizona Information Deadline or if any of the Surveys, Title Reports, or Environmental Assessments relating to Real Property in the State of Arizona and delivered to Buyer prior to the Arizona Information Deadline should be amended or supplemented, Seller will deliver such items to Buyer as soon as possible thereafter and Buyer's rights with respect to such information shall be as provided in this Section 4.5. If any of the Surveys, Title Reports, or Environmental Assessments relating to
    Real Property in the States of California or Texas have not been delivered to Buyer prior to the California/Texas Information
    Deadline or if any of the Surveys, Title Reports, or Environmental Assessments relating to Real Property in the States of California or Texas and delivered to Buyer prior to the California/Texas Information Deadline should be amended or supplemented, Seller will deliver such items to Buyer as soon as possible thereafter and Buyer's rights with respect to such information shall be as provided in this Section 4.5. Any and all information delivered pursuant to this Section 4.5 is referred to as "Delayed Information"; provided, however, that Delayed Information will not be deemed to include any information, items or other matters included in any of the information and other materials delivered prior to either the Arizona Information Deadline or the California/Texas Information Deadline, or any other information, items or other matters of which, as of either the Arizona Parcel Deletion Deadline or the California/Texas Parcel Deletion Deadline, Buyer has actual knowledge, nor will Delayed Information include anything otherwise permitted pursuant to Section 8.6. Within five (5) days of receipt of any item of Delayed Information, Buyer shall notify Seller in writing if Buyer reasonably objects to such item (with Buyer only








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
    being entitled to object if the matter would affect the marketability, financeability, developability, or value of the Property), indicating with particularity the nature of the objection (a "Defect") and the item of Property to which such Defect relates (the "Affected Property"), which Affected Property must include all of the Property which Buyer has knowledge is affected by the Defect and to which a separate Sales Price amount has been allocated pursuant to Section 2.4. For example, if the Defect relates to a lot in East Valley Commerce Center (as defined on Exhibit A) with a separate allocated value, the Affected Property would be such lot, rather than all of East Valley Commerce Center. If Buyer does not object to a particular item of Delayed Information within the 5-day period referred to above, then such item will conclusively be deemed to be acceptable to Buyer.

         (b) Minor Defects. If Buyer properly gives notice of a Defect as permitted in Section 4.5(a) and if such Defect is a Minor Defect, Seller, at Seller's option, may elect, by written notice to Buyer given within five (5) days of receipt of Buyer's notice of objection, to either (i) delete the Affected Property from the purchase or (ii) undertake to resolve the objection. If Seller elects to delete the Affected Property from the purchase, the Affected Property shall no longer be included in the Property and the Sales Price shall be reduced by the amount allocated to such Affected Property pursuant to Section 2.4 unless, within two (2) days of receipt of Seller's notice electing to exclude the Affected Property, Buyer advises Seller in writing that Buyer waives the Minor Defect, in which case, the Affected Property shall not be excluded, the Sales Price shall not be reduced and the transaction will close as otherwise scheduled, with Buyer acquiring the Property subject to the Minor Defect. If Seller elects to resolve the Minor Defect, Seller shall promptly undertake and complete the cure of the Minor Defect with due diligence, at Seller's expense, and Buyer shall be obligated to close the purchase of the Property, including the Affected Property, even though, on the Closing, Seller has not completed the cure of the Minor Defect. If within six (6) months following the Closing, the Defect has still not been resolved, Buyer may undertake to complete the cure and charge Seller with the reasonable out-of-pocket expenses and costs actually incurred by Buyer to effect the cure, such amounts to be paid to Buyer by Seller within fifteen (15) days of receipt of reasonably satisfactory evidence of such costs and expenses. Buyer agrees that, with respect to any Minor Defect relating to a Title Report or a Survey, such Minor Defect will be deemed satisfactorily resolved if Seller provides a title policy endorsement to Buyer insuring over such Minor Defect.












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         (c)  Major Defects.  If Buyer properly gives notice of a
    Defect as permitted in Section 4.5(a) and if the Defect is a Major Defect, Seller, at Seller's option, may elect, by written notice to Buyer given within five (5) days of receipt of Buyer's notice of objection, to either (i) delete the Affected Property from the purchase or (ii) undertake to resolve the objection. If Seller elects to delete the Affected Property from the purchase, the Affected Property shall no longer be included in the Property and the Sales Price shall be reduced by the amount allocated to such Affected Property pursuant to Section 2.4 unless, within two (2) days of receipt of Seller's notice electing to exclude the Affected Property, Buyer advises Seller in writing that Buyer waives the Major Defect, in which case, the Affected Property shall not be excluded, the Sales Price shall not be reduced and the transaction will close as otherwise scheduled, with Buyer acquiring the Property subject to the Major Defect. If Seller elects to resolve the Major Defect, Seller shall promptly undertake and complete the cure of the Major Defect with due diligence, at Seller's expense. However, if the Major Defect has not been resolved by the Closing, Buyer, at Buyer's option, may elect by written notice to Seller and as Buyer's sole option, to delete the Affected Property from the purchase, whereupon the Affected Property shall no longer be included in the Property and the Sales Price shall be reduced by the amount allocated to such Affected Property pursuant to Section 2.4. If Buyer does not elect to delete the Affected Property from the purchase, then, the transaction shall close with no adjustment to the Sales Price and Seller will proceed to cure the Major Defect as if the Major Defect were within the coverage of Section 4.5(b), subject to Buyer's rights under Section 4.5(b) to complete the cure if Seller should fail to do so within the time period permitted under Section 4.5(b). Buyer agrees that, with respect to any Major Defect relating to a Title Report or Survey, such Major Defect will be deemed satisfactorily resolved if Seller provides a title policy endorsement to Buyer insuring over such Major Defect.

         (d) Certain Definitions. As used in this Agreement, the following capitalized terms are defined as follows:

              (i) "Major Defect" means any Defect where (A) the reasonable cost to remedy such Default would exceed $250,000,
         (B) the reasonable time estimated to remedy such Defect would exceed six (6) months; or (C) where either the cost or time to remedy such Default is not reasonably ascertainable; provided, however, that if a Defect otherwise within the coverage of this Section 4.5(d)(i) does not materially and adversely affect either the marketability, financeability, developability, or value of the Affected Property, the Defect shall be a Minor Defect.

              (ii) "Minor Defect" means any Defect that is not a Major Defect and includes any Defect that, pursuant to any provision of this Agreement, is stated to be a Minor Defect.

         (e) Aggregation. During any period of time when the aggregate total reasonable costs to remedy all Minor Defects with respect to a particular Affected Property equal or exceed $250,000, Buyer may treat all such Minor Defects as Major Defects.

    4.6 Estoppel Certificates. Prior to the Closing, Seller will use reasonable efforts to obtain estoppel certificates, in form and substance reasonably satisfactory to Buyer, from the landlord under the Jamul Lease and the obligors under any Receivables. However, receipt of such estoppel certificates shall not be a condition precedent to Buyer's obligations under this Agreement.

                                 ARTICLE 5
                           CONDITIONS TO CLOSING

    5.1 Conditions to Buyer's Obligation to Close. Buyer's obligations to close this transaction are subject to the satisfaction, in Buyer's sole and absolute discretion (or waiver by Buyer in writing), of the following conditions on and as of the Closing, unless an earlier date is specified:

         (a) Truthfulness of Representations. Seller's representations and warranties set forth in this Agreement are true, complete and correct in all material respects on and as of the Closing. If Buyer or Buyer's Related Parties (as "Related Parties" are defined in Section 12.1) has actual knowledge that any representation or warranty of Seller is not true, complete and correct in any material respect as of the Closing and does not elect to cancel the Agreement as permitted by this Section 5.1, then the representation or warranty will be deemed to have been amended to conform to the knowledge of Buyer.

         (b) Full Compliance. Seller has fully performed all of its obligations to be performed by Seller on or before Closing.

         (c) Release of Liens. All monetary liens and encumbrances on any of the Property, including any improvement liens on any of the Real Property, other than the lien for current real and personal property taxes and assessments (other than for improvement liens), the East Valley Assessment the Fortune Center Assessment (excluding interest on those assessments accrued through the Closing, subject to the provisions of Section 7.2(g)(ii)), and liens for past years real property taxes that are subject to Seller's indemnification pursuant to Section 8.8, shall have been discharged and released.

If any of the foregoing conditions is not fulfilled to the satisfaction of Buyer, in Buyer's sole and absolute discretion (or otherwise waived by Buyer in writing), on or before the date by which such contingency is to have been satisfied, but subject to Seller's cure rights under Section 11.2, Buyer may, in addition to any right or remedy otherwise available to Buyer, by written notice to Seller given at any time prior to Closing, cancel this Agreement. If this Agreement is cancelled as permitted by this Section 5.1, all earnest money deposits will be returned to Buyer. If Buyer does not elect to cancel the Agreement as permitted by this
Section 5.1, Buyer shall be deemed to have waived its right so to cancel.

    5.2 Conditions to Buyer's Obligations to Purchase Specific Items of Real Property; Seller's Right to Cancel.

         (a) Obligations as to Separate Parcels. Buyer's obligation to purchase a particular item of Real Property for which a portion of the Sales Price has been separately allocated pursuant to Section
    2.4 (a "Separate Parcel") is subject to the satisfaction, in Buyer's reasonable discretion (or waiver by Buyer in writing), of the following conditions:

              (i) Buyer is satisfied with Buyer's investigations and inspections with respect to title, survey, and environmental matters relating to Separate Parcels located in the State of Arizona (an "Arizona Parcel"). In that regard, for a period ending at 5:00 o'clock p.m. (local Phoenix time) on October 31, 1996 (the "Arizona Parcel Deletion Deadline"), Buyer will have the right to delete an Arizona Parcel from the Property, subject to the provisions of Section 5.2(a)(iii), if Buyer is reasonably and in good faith dissatisfied, based on Buyer's inspections and investigations with respect to title, survey or environmental matters relating to the Arizona Parcel. If Buyer elects to delete an Arizona Parcel from the purchase, Buyer shall give notice to Seller of that election prior to the Arizona Parcel Deletion Deadline and, subject to the provisions of Section 5.2(a)(iii), the Arizona Parcel shall no longer be included in the Property and the Sales Price shall be reduced by the amount allocated to such Arizona Parcel pursuant to Section 2.4. Unless Buyer gives written notice of deletion as to a particular Arizona Parcel prior to the Arizona Parcel Deletion Deadline, then Buyer will be deemed to have elected not to delete such Arizona Parcel under this provision.

              (ii) Buyer is satisfied with Buyer's investigations and inspections with respect to title, survey, and environmental matters relating to Separate Parcels located in the States of California and Texas (a "California Parcel" or a "Texas Parcel", as the case may be). In that regard, for a period ending at 5:00 o'clock p.m. (local Phoenix time) on November 12, 1996 (the "California/Texas Parcel Deletion Deadline"),

         Buyer will have the right to delete a California Parcel or a Texas Parcel from the Property, subject to the provisions of
         Section 5.2(a)(iii), if Buyer is reasonably and in good faith dissatisfied, based on Buyer's inspections and investigations with respect to title, survey or environmental matters relating to the Texas Parcel or the California Parcel (other than the Las Montanas Property) or with respect to title, survey, environmental, feasibility, or Bond matters relating to the California Parcel consisting of the Las Montanas Property. If Buyer elects to delete a California Parcel or a Texas Parcel from the purchase, Buyer shall give notice to Seller of that election prior to the California/Texas Parcel Deletion Deadline and, subject to the provisions of Section 5.2(a)(iii), the California Parcel or the Texas Parcel, as the case may be, shall no longer be included in the Property and the Sales Price shall be reduced by the amount allocated to such California Parcel or Texas Parcel pursuant to Section
         2.4. Unless Buyer gives written notice of deletion as to a particular California Parcel or Texas Parcel prior to the California/Texas Parcel Deletion Deadline, then Buyer will be deemed to have elected not to delete such California Parcel or Texas Parcel.

              (iii) If Buyer elects to delete a Separate Parcel pursuant to the provisions of this Section 5.2(a), Buyer's notice of deletion (a "Deletion Notice") shall specifically and in detail list each of Buyer's objections and reasons for deletion. Within three (3) days following receipt of a Deletion Notice, Seller may elect by written notice to Buyer given within such time period either to (A) accept such Deletion Notice, or (B) provisionally suspend such Deletion Notice, subject to Seller's rights to cure the objections raised in the Deletion Notice, with Seller's failure to give notice of election of either option (A) or option (B) within the foregoing time period to be deemed to be an election of option (A). If Seller elects to accept the Deletion Notice under option (A), then the Separate Parcel shall be deleted as otherwise provided in this Section 5.2. If Seller elects option (B), then Seller shall have the right to attempt to cure such objections prior to the Closing. However, if Seller does not cure such objections on or prior to the Closing and Buyer does not otherwise waive its objections, then at the time otherwise designated for Closing, the Deletion Notice shall be effective, and the Separate Parcel shall be deleted from this Agreement as otherwise provided in this Section 5.2.

         (b)  Seller's Right to Cancel.

              (i) If the aggregate total of the Sales Price allocated to Separate Parcels that will otherwise be deleted under this
         Section 5.2, together with the aggregate total of the Sales price allocated to Affected Parcels that otherwise will be deleted under Section 4.5 and Section 8.2(b)(iii) exceeds the Threshold Amount, then, Seller may elect, by written notice to Buyer within 3 business days following the California/Texas Parcel Deletion Deadline, as to all properties proposed for deletion on or prior to the California/Texas Parcel Deletion Deadline, and within 3 business days after any proposed deletion under Sections 4.5 or 8.2 occurring after the California/Texas Parcel Deletion Deadline (if the aggregate of all proposed deletions under this Agreement then exceeds the Threshold Amount), to cancel this Agreement as to all of the Property. Upon such a cancellation, Buyer shall be entitled to a return of the earnest money deposit made pursuant to
         Section 2.1(a).

              (ii) If Buyer proposes to delete the Las Montanas Property pursuant to Section 5.2(a)(ii), Buyer may, in its sole discretion, by giving Seller written notice prior to the expiration of the California/Texas Parcel Deletion Deadline, decrease the Section 2.4 allocation to the Las Montanas Property to not less than $1,000,000 and reallocate the amount of the reduction to the other Property.

              (iii)     As used in this Agreement, the "Threshold
         Amount" is $1,000,000, unless the Las Montanas Property is a Separate Parcel proposed for deletion, in which case the Threshold Amount will be $2,000,000.

         (c) Provisions Relating to Deleted Property. If, pursuant to any provision of this Agreement, Affected Property or a Separate Parcel is deleted from the Property, all other Property, such as tradenames, Contracts, Leases, and so forth, and all obligations of Buyer with respect thereto (e.g., Bonds permits, and assumptions), other than obligations under Section 8.3, if any, relating to such Affected Property or Separate Parcel shall also be deleted from this transaction.

    5.3 Conditions to Seller's Obligation to Close. Seller's obligation to close this transaction is subject to the satisfaction, in Seller's sole and absolute discretion (or waiver by Seller in writing), of the following conditions on and as of the Closing, unless an earlier date is specified:

         (a) Buyer's Solvency. Buyer shall not be subject to any bankruptcy, receivership, or other similar action or proceeding of any kind under any provision of the Federal Bankruptcy Act.

         (b) Release of Bonds. Buyer shall have secured the release of Seller from any further liability or obligation with respect to the bonds listed on Exhibit J (the "Bonds") and shall have provided such substitute bonds or security as may be required by the bond holders as is necessary to secure the release of Seller and otherwise satisfy the requirements of the bond holders.

         (c) Truthfulness of Representations. Buyer's representations and warranties set forth in this Agreement are true, complete and correct in all material respects on and as of the Closing. If Seller or any of Seller's Related Parties has actual knowledge that any representation or warranty of Buyer is not true, complete and correct in any material respect as of the Closing and does not elect to cancel the Agreement as permitted by this Section 5.3, then the representation or warranty will be deemed to have been amended to conform to the knowledge of Seller.

         (d) Full Compliance. Buyer has fully performed all of its obligations to be performed by Buyer on or before Closing.

         (e) NPDES Permit. Buyer has secured the release of Seller from the existing NPDES permit (the "NPDES Permit") relating to the Las Montanas Property.

IF ANY OF THE FOREGOING CONDITIONS IS NOT FULFILLED TO THE SATISFACTION OF SELLER, IN SELLER'S SOLE AND ABSOLUTE DISCRETION (OR OTHERWISE WAIVED BY SELLER IN WRITING), ON OR BEFORE THE DATE BY WHICH SUCH CONTINGENCY IS TO HAVE BEEN SATISFIED, BUT SUBJECT TO BUYER'S CURE RIGHTS UNDER
SECTION 11.1, SELLER MAY, AS SELLER'S SOLE REMEDY, BY WRITTEN NOTICE TO BUYER, CANCEL THIS AGREEMENT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, THE PARTIES HEREBY AGREEING THAT THE EARNEST MONEY IS A REASONABLE FORECAST OF THE JUST COMPENSATION FOR THE HARM THAT MAY BE CAUSED SELLER AS A RESULT OF BUYER'S FAILURE TO CONSUMMATE THE TRANSACTIONS HEREUNDER OR THE FAILURE OF THE CONDITIONS SET FORTH HEREIN. IF SELLER DOES NOT ELECT TO CANCEL THE AGREEMENT AS PERMITTED BY THIS SECTION 5.3, SELLER SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT SO TO CANCEL.

    INITIALS: SELLER  CJF    BUYER  FN
                    -------        -----

                                 ARTICLE 6
                    CLOSING DOCUMENTS; TITLE POLICIES

    6.1 Seller's Closing Documents. On or before the Closing, Seller will deposit the following documents into the Escrow for delivery to Buyer at the Closing, each of which will have been duly executed and, where appropriate, acknowledged:

         (a) Deeds. Deeds (the "Deeds") conveying the Real Property to Buyer. Real Property in the State of Arizona and the State of Texas will be conveyed by special warranty deed and Real Property in the State of California will be conveyed by grant deed, in all cases subject to the following (as they relate to specified parcels of the Real Property):

              (i) Current real and personal property taxes and assessments (other than for improvement liens);

              (ii) All patent reservations, easements, rights-of-way, covenants, conditions, restrictions, and other items of record (other than matters that Seller is obligated to remove pursuant to Section 7.8), oil and gas leases, mining and other mineral interests, leases, contracts and other agreements affecting or otherwise relating to any of the Real Property;

              (iii)     The East Valley Assessment and the Fortune
         Center Assessment;

              (iv) Rights of parties in possession not shown by the public records;

              (v) Water rights and claims or title to water, whether or not shown by the public records;

              (vi) Discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which a physical inspection or an accurate survey of the Real
         Property would disclose and which are not shown by the public records;

              (vii) Easements or claims of easements not shown by the public records; and

              (viii) Governmental laws, codes, ordinances and restrictions now or hereafter in effect so far as these affect the Real Property or any part thereof, including without limitation zoning ordinances (and amendments and additions relating thereto), the Approvals and all of the terms, conditions, limitations, restrictions, and obligations relating to the Approvals, and the Americans with Disabilities Act (including comparable provisions of applicable state and local law).

    All of the foregoing are referred to herein collectively as the "Permitted Encumbrances". Notwithstanding the foregoing, Seller's interest in any and all mining and mineral rights and water rights associated with the Real Property, including the water rights described on Exhibit K, will be transferred to Buyer in the Deeds without warranty.

         (b) Affidavit of Value; Other Governmental Filings. Such affidavits of value, real estate transfer tax statements, and similar documents, as may be required by law, including, any utility district notices with current information, with respect to Real Property in the State of Texas, as required by Texas Water Code
    Section 49.452. Buyer acknowledges that prior to the Agreement Date, Buyer has received the disclosure form required by Texas law with respect to utility districts.

         (c) Receivables Endorsements and Assignments. Endorsements of each of the Receivables to Buyer, without recourse (the
    "Endorsements"), and assignments of all of Seller's interest in each of the Receivables Security Documents (the "Receivables
    Assignments"), free and clear of any and all liens or other encumbrances, and appropriate UCC-2 assignments, where necessary or advisable.

         (d) Bill of Sale. A Bill of Sale and Assignment (the "Bill of Sale") transferring the Personalty to Buyer, AS IS, WHERE IS, free and clear of any and all liens or other encumbrances, other than the trade name challenge identified on Exhibit L.

         (e) Assignment of Jamul Leasehold. An Assignment and Assumption with respect to the Jamul Leasehold (the "Jamul Lease Assignment"). Unless the Las Montanas Property is deleted from this Agreement, Seller and Buyer agree to work together to obtain a consent from the landlord under the Jamul Lease to the assignment of the Jamul Leasehold to Buyer (the "Landlord Consent") and to obtain a release (the "Landlord Release") from the landlord under the Jamul Lease releasing Seller from further liability with respect to the Jamul Lease; provided, however, that obtaining the Landlord Consent and the Landlord Release is not a condition precedent to Seller's or Buyer's obligations under this Agreement, with Buyer agreeing to acquire the Jamul Leasehold subject to the risks attendant to any default under the Jamul Lease resulting from the failure to obtain the Landlord Consent and to indemnify Seller with respect thereto.

         (f)  Assignment of Seller Leases.  An Assignment and
    Assumption of Leases (the "Seller Lease Assignment") in which Seller assigns to Buyer all of Seller's right, title and interest in all Seller Leases, rentals, tenant security deposits and advance rental deposits relating to the Property.

         (g) Assignment of Contracts. An Assignment and Assumption of Contracts (the "Contracts Assignment") in which Seller assigns to Buyer all of Seller's right, title and interest in all Contracts.

         (h)  Assignment of Pending Sales.  An Assignment and
    Assumption of Pending Sales (the "Pending Sales Assignment") in which Seller assigns to Buyer all of Seller's right, title and interest in all Pending Sales that, as of the Closing, have not closed, including, without limitation, escrow agreements and earnest money deposits that are held in escrow.

         (i)  Assignment of Rights.  An Assignment of Rights (the
    "Assignment of Rights") assigning to Buyer all of Seller's interest in the Approvals.

         (j)  Assignment of Declarant's Rights; Resignations.  An
    Assignment of Declarant's Rights (each, an "Assignment of
    Declarant's Rights") with respect to those property owners' associations relating to Real Property in which Seller has declarant or similar rights (the "Associations"). A list of each such Association is attached as Exhibit M. At the Closing, Seller shall also deliver to Buyer resignations of all of the officers and directors of the Associations who are officers, directors, employees, or agents of Seller or any affiliate of Seller, as well as of the existing statutory agents for such associations.

         (k) FIRPTA Affidavit. An affidavit (each, a "FIRPTA Affidavit"), signed and acknowledged by each of the entities comprising Seller under penalties of perjury, certifying that such entity is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, foreign estate, or other foreign person within the meaning of Section 1445 and 7701 of the Internal Revenue Code of 1986 and the associated Treasury Regulations.

         (l) Seller's Resolution. A certified copy of resolution of the board of directors of each entity comprising Seller, which resolutions will be in full force and effect, approving this transaction and designating the person or persons authorized to sign documents on behalf of each Seller.

         (m) Additional Documents. Such other documents as may be necessary or appropriate to transfer and convey all of the Property to Buyer and to otherwise consummate this transaction in accordance with the terms of this Agreement.

    6.2 Buyer's Closing Documents. On or before the Closing, Buyer will deposit into the Escrow the following documents for delivery to Seller at the Closing, each of which will have been duly executed and, where appropriate, acknowledged:

         (a) Affidavit of Value; Other Governmental Filings. Such affidavits of value, real estate transfer tax statements, and similar documents, as may be required by law.

         (b) Assumption of Jamul Leasehold. A counterpart of the Jamul Assignment in which Buyer assumes the obligations of Seller with respect to the Jamul Leasehold from and after the Closing.

         (c) Assumption of Seller Leases. A counterpart of the Seller Lease Assignment in which Buyer assumes the obligations of Seller under the Seller Leases from and after the Closing.

         (d) Assumption of Contracts. A counterpart of the Contracts Assignment in which Buyer assumes the obligations of Seller under the Contracts from and after the Closing.

         (e) Assumption of Pending Sales. A counterpart of the Pending Sales Assignment in which Buyer assumes all of the obligations of Seller under the Pending Sales from and after the Closing (including, without limitation, the obligation to pay all brokerage commissions payable with respect to such Pending Sales) and assumes all Post-Closing Obligations.

         (f) Assumption of Approval Obligations. A counterpart of the Assignment of Rights pursuant to which Buyer assumes any and all obligations with respect to the Approvals.

         (g) Appointment of New Officers and Directors. Appropriate corporate actions appointing designees of Buyer to fill the officers and directors positions in the Associations vacated pursuant to the resignations provided for in Section 6.1(j) and appointing new statutory agents for the Associations.

         (h) Buyer's Resolution. A certified copy of resolution of Buyer, which resolution will be in full force and effect, approving this transaction and designating the person or persons authorized to sign documents on behalf of Buyer.

         (i) Additional Documents. Such other documents as may be necessary or appropriate to consummate this transaction in accordance with the terms of this Agreement.

    6.3 Form of Closing Documents. Concurrently with the execution of this Agreement, Seller and Buyer have agreed, in a separate Schedule of Closing Documents (the "Closing Documents Schedule"), on the form of the following closing documents (the "Closing Documents"):

         Deeds
         Endorsements
         Receivables Assignments
         Bill of Sale
         Jamul Lease Assignment
         Seller Lease Assignment
         Contracts Assignment
         Pending Sales Assignment
         Assignment of Rights
         Assignment of Declarant's Rights
         FIRPTA Affidavit

    6.4  Delivery of Originals of Certain Items.  At the Closing,
Seller will deliver to Buyer the executed originals of all Carry-Back Notes and Receivables Security Documents.

    6.5  Title Policies.

         (a) Real Property Title Policies. At the Closing, Seller will provide Buyer with extended coverage owner's policies of title insurance (Form B-1970, in Arizona) issued by First American Title Insurance Company, as to the Real Property in the State of Arizona and Lawyers Title Insurance Company, with respect to the Real Property located in the State of California, and will provide Buyer with standard coverage owners policies of title insurance issued by Chicago Title Company, with respect to the Real Property located in the State of Texas (collectively, the "Title Policies"), in the full amount of the portion of the Sales Price allocated to each particular parcel of the Real Property, as set forth on Exhibit D. The Title Policies shall be effective as of the Closing and shall insure Buyer that fee simple title to the Real Property is vested in Buyer, subject only to the usual printed exceptions and exclusions contained in such title insurance policies and to the matters disclosed in the Title Reports and on the Surveys, to the Permitted Encumbrances, and to any other matters which Buyer has accepted or is deemed to have accepted pursuant to this Agreement. Notwithstanding the foregoing, the standard exclusion for discrepancies or conflicts in area or boundary lines or any encroachments or protrusions or any overlapping of improvements, in the case of the Title Policies for Property in Texas, shall be reduced to the standard exception for any shortages in area. To the extent that Buyer desires any endorsements to the Title Policies that Seller has not agreed to provide pursuant to this Agreement, Buyer may arrange for such endorsements, at Buyer's expense, subject to Buyer satisfying any and all requirements, also at Buyer's expense, for the issuance of such endorsements and provided that the obtaining of such endorsements will not delay, or be a condition to, the Closing.

         (b) Receivables Title Policies. At the Closing, Seller will provide Buyer, at Seller's expense, with endorsements to each of the Receivables Title Policies held by Seller reflecting the assignment of the insured Receivable to Buyer. Seller will not be obligated to obtain any new title policies on Receivables, if any, where a Receivables Title Policy does not currently exist or to provide date down or similar endorsements to any of the Receivables Title Policies.

                                 ARTICLE 7
                          CLOSING THE TRANSACTION

    7.1 Deadline for Closing. The closing of this transaction and the Escrow (the "Closing") will occur at 9:00 a.m. (local Phoenix time) on December 3, 1996, in the offices of Snell & Wilmer located at One Arizona Center, 400 East Van Buren, Phoenix, Arizona 85004-0001.

    7.2  Closing Costs and Prorations.

         (a) Escrow Fees. Buyer and Seller will each pay 50% of the Escrow fee.

         (b) Title Insurance Fees. Seller will pay portion of the premium for Title Policies equal to the amount that would constitute the premium if the Title Policies were standard coverage title insurance policies, with no separate endorsements. Buyer will pay the entire premium for the Title Policies (including any and all endorsement fees) less only the amount paid by Seller as provided in the preceding sentence.

         (c) Documentary Taxes and Transfer Taxes. Seller will pay any documentary transfer tax, stamp tax, real estate conveyance tax or similar tax or fee due and payable in connection with this transaction.

         (d) Recording Fees. Recording fees for the documents transferring interests to Buyer, such as a deed, will be paid by Seller.

         (e) Utility and Other Deposits. At the Closing, Buyer shall reimburse Seller for all utility or similar deposits relating to the Property and for any deposits with municipalities or other government entities. All such deposits are listed on Exhibit N.

         (f) Jamul Leasehold Deposits. The amount of any refundable prepaid rent and refundable security deposits under the Jamul Lease will be charged to Buyer and credited to Seller at the Closing.

         (g)  Prorations.

              (i)  Taxes and Assessments.

                   (A) Except as provided in subsection (B) below, current year real estate and personal property ad valorem taxes, property owners' association assessments, and other assessments (other than for improvement liens) will be prorated in the Escrow as of the Closing, based upon the most current information then available to Escrow Agent. Real estate and personal property taxes relating to Property owned by LMECC for the years 1985-1992 have not been paid, will not be prorated but are included in the coverage of the indemnification provisions of Section 8.8. If, at the Closing, actual tax or assessment information is not available or if, following the Closing, any such taxes are adjusted by the taxing authority, then, except as provided in subsection (B) below, following the Closing and within fifteen (15) days of receipt by either Buyer or Seller of the actual tax or assessment information or adjustment information, as the case may be, Buyer and Seller will re-prorate real estate taxes and assessments among themselves and make any necessary adjusting payments.

                   (B)  Real estate and personal property taxes
              relating to Property owned by LMECC for the second half of 1996 ("1996 Second Half LMECC Taxes") have not been paid and will not be paid prior to Closing. 1996 Second Half LMECC Taxes will, however, be prorated in the Escrow as of the Closing, based upon the existing tax assessment information. Buyer acknowledges that Seller has appealed the 1996 LMECC real property taxes and that the tax proration required by this subsection (B) does not reflect the results of any such appeal. Buyer agrees that 1996 Second Half LMECC Taxes will not be reprorated based on the appeal results, and Seller agrees that Seller will indemnify Buyer with respect to any Claims with respect to the 1996 LMECC real property taxes.

              (ii) Interest, Rent and Operational Expenses. Rents payable under the Seller Leases and the Jamul Lease, interest on the Receivables, interest on the East Valley Assessment and on the Fortune Center Assessment, utility charges, payments on Contracts, and other expenses relating to the Real Property will be prorated in the Escrow as of the Closing; except that payments with respect to the Tax Protest Contracts will not be prorated in Escrow but will be prorated by the parties as such payments are required to be made with respect to such contracts, with the proration to be based on the tax savings to Buyer and Seller resulting from the actions to which the payment relates. Prior to Closing, Seller agrees to provide the necessary information to Escrow Agent and Buyer to permit Escrow Agent to make the necessary prorations. As used in this Section 7.2(g)(ii), the "Tax Protest Contracts" mean those Contracts designated on Exhibit F as Tax Protest Contracts. If, following the Closing, interest on either the East Valley Assessment or the Fortune Center Assessment is recomputed by the Town of Gilbert in connection with the finalization of the assessments for Improvement District No. 11, then, following the Closing and within fifteen (15) days of receipt by either Buyer or Seller of the actual interest information, as the case may be, Buyer and Seller will re-prorate such interest among themselves and make any necessary adjusting payments, based on such final information.

              (iii) Basis of Prorations. All prorations and/or adjustments called for in this Agreement will be made on the basis of a 30-day month unless otherwise specifically instructed in writing by Seller and Buyer.

         (h) Miscellaneous Closing Costs. Any other closing costs not provided for above will be paid by Buyer and Seller in accordance with the customary practice in the county in which the Real Property to which the cost relates is located.

         (i) Insurance. All insurance maintained by Seller on the Property shall be cancelled effective on the Closing Date and Buyer shall be responsible for insuring the Property from and after the Closing Date.

    7.3 Principal Payments on Receivables. Buyer shall receive a credit against the Sales Price for any principal payments due on or after July 4, 1996 with respect to the Receivables which are paid to Seller prior to Closing and for any prepayments made with respect to principal due on or after July 4, 1996. As a consequence of this provision and the proration of interest on the Receivables required by Section 7.2(g)(ii), Seller shall be entitled to retain all payments made with respect to the receivables prior to the Closing, and Buyer shall be entitled to retain all payments made with respect to the Receivables following the Closing even though such payments may relate to periods prior to the Closing.

    7.4  Payments and Disbursements to Be Handled through the Escrow.
The various charges, credits and prorations contemplated by this Agreement will be handled by Escrow Agent through the Escrow by appropriate charges and credits to Buyer and Seller. All amounts payable pursuant to this Agreement will be paid to Escrow Agent for disposition through the Escrow. Escrow Agent is authorized to make all disbursements to the parties and to third parties contemplated by this Agreement from funds deposited for those purposes, as necessary or appropriate to close this transaction.

    7.5 Final Disbursement to Seller. Upon the Closing, all amounts paid according to Sections 2.1(a) and 2.1(b), less any closing costs, commissions and other amounts payable by or chargeable to Seller, will be disbursed to Seller.

    7.6 Buyer's Obligation to Deposit Additional Funds. On or before the Closing, Buyer will deposit with Escrow Agent cash in an amount sufficient to pay all closing costs and other amounts payable by or otherwise chargeable to Buyer.

    7.7 IRS Reporting at Closing. Escrow Agent agrees to be the designated "reporting person" under Section 6045(e) of the U.S. Internal Revenue Code with respect to the real estate transaction described in this Agreement and to prepare, file and deliver such information, returns and statements as the Treasury Department may require, including Form 1099-B.

    7.8 Payment of Monetary Liens at Closing. Title to the Property will be delivered to Buyer at the Closing free and clear of all monetary liens and encumbrances (other than the lien for current real and personal property taxes and assessments (other than for improvement liens) not yet due and payable, the East Valley Assessment and the Fortune Center Assessment, and the lien for past years taxes that are subject to Seller's indemnification pursuant to Section 8.8). Seller agrees that all such monetary liens and encumbrances will be released from the Property by Seller at Seller's sole expense on or before the Closing.

    7.9 Release and Replacement of Bonds. At or prior to Closing, Buyer shall secure the release of Seller from any further liability or obligation with respect to the Bonds and shall provide such substitute bonds or security as may be required by the bond holders as is necessary to secure the release of Seller and otherwise satisfy the requirements of the bond holders.

                                 ARTICLE 8
                           ADDITIONAL COVENANTS

    8.1 Possession. Possession of the Property will be delivered to Buyer upon the Closing subject to the matters specified in, and otherwise in accordance with the requirements of, this Agreement.
    8.2  Risk of Loss.

         (a) Risk of Loss Generally. Except as provided in this Section and in Section 8.3, the risk of loss or damage to the Real Property and Personalty and all liability to third persons until the Closing shall be borne by Seller.

         (b) Loss to Real Property. In case of loss or damage prior to the Closing to any of the Real Property (other than brush fires on unimproved Real Property, which shall not be considered a loss for purposes of this Agreement):

              (i) In the case of loss or damage resulting from casualty to any of the Real Property where either (1) the reasonable cost to repair or restore is less than $250,000 (regardless of the time required for completion of the repairs) or (2) the restoration and repair may reasonably be completed within 6 months following occurrence of the loss or damage and is not reasonably expected to cost in excess of $500,000, or in the case of any loss or damage resulting from casualty to the building located at 4251 East Thomas Road, Phoenix, Arizona, Buyer shall nevertheless proceed with the Closing, and Seller may, at Seller's option, either (A) repair the damage or replace the damaged item, as appropriate (with Seller having the right to come on the Real Property following the Closing as necessary to complete such repair and restoration work); (B) credit Buyer at Closing against the Sales Price for the estimated cost of such repair or replacement, such credit to be based on bids for the necessary materials and labor received by Seller from independent contractors; or (C) if the loss was covered by Seller's insurance, assign Seller's rights to insurance to Buyer, in which case Buyer shall be entitled to a credit against the Sales Price equal to the deductible amount payable under Seller's insurance with respect to the loss (with Seller being deemed to have elected to proceed under this clause (C) unless Seller otherwise notifies Buyer prior to Closing);

              (ii) In the case of loss resulting from the exercise of the right of eminent domain, Buyer shall nevertheless proceed with the Closing without any adjustment to the Sales Price, and Buyer shall receive all awards or payments made by the condemning authority to which Seller would otherwise be entitled; and

              (iii) In all other cases, Seller shall have the right to repair or replace the damage or loss prior to the Closing; however, if Seller is unable or unwilling to repair or replace the damage or loss prior to the Closing (with Seller having no obligation to do so), Seller shall notify Buyer of such election within 5 days following the occurrence of such loss or damage and Buyer shall thereupon be entitled either to (A) delete the Affected Property that includes the parcel of Real Property so damaged or destroyed (with Affected Property being determined on the same basis as provided in
         Section 4.5) from the Property being purchased, in which case the Sales Price shall be reduced by the amount allocated to such Affected Property pursuant to Section 2.4; or (B) elect to treat the damage or loss as damage or loss coming within the coverage of Section 8.2(b)(i), in which case the provisions of that Section shall apply notwithstanding that the dollar or time limitations of Section 8.2(b)(i) may otherwise be applicable (with Buyer being deemed to have elected to proceed under this clause (B) unless Buyer otherwise notifies Seller within 5 days of the giving of Seller's notice as provided above in this Section 8.2(b)(iii), or prior to Closing, whichever is the shorter period).

    The determinations under this Section 8.2(b) shall be made, and the provisions of this Section 8.2(b) applied, on an Affected Property by Affected Property basis, with Affected Property being defined as set forth in Section 4.5.

         (c) In case of loss or damage to any of the Personalty prior to the Closing, Buyer shall nevertheless proceed with the Closing, and Seller may, at Seller's option, either (i) repair the damage or replace the damaged item, as appropriate (with Seller having the right to come on the Property following the Closing as necessary to complete such repair and restoration work); (ii) credit Buyer at Closing against the Sales Price for the estimated cost of such repair or replacement, such credit to be based on bids for the necessary materials and labor received by Seller from independent contractors; or (iii) if the loss was covered by Seller's insurance, assign Seller's rights to insurance to Buyer, in which case Buyer shall be entitled to a credit against the Sales Price equal to the deductible amount payable under Seller's insurance with respect to the loss (with Seller being deemed to have elected to proceed under this clause (iii) unless Seller otherwise notifies Buyer prior to Closing).

    8.3 Right to Enter and Inspect the Real Property. From time to time prior to the Closing, Buyer may enter the Real Property with Buyer's representatives, contractors, and agents, subject to the terms of the Seller Leases, to examine the Real Property, conduct soil tests, environmental studies, engineering feasibility studies, and other tests and studies, and to plan the proposed development of the Real Property, provided that Buyer coordinates with Seller and gives reasonable prior notice to Seller and to any affected tenants under the Seller Leases prior to entering the Real Property for such purposes. Buyer will indemnify and hold harmless Seller and Seller's Related Parties for, from, and against any Claims arising out of Buyer's exercise of the rights granted by this Section (unless resulting from Seller's gross negligence). If this Agreement is cancelled for any reason, Buyer shall promptly repair any damage caused to the Property by Buyer's entry, such that the Property is restored to its prior condition.

    8.4  Brokerage.

         (a)  Commission Payable by Seller.  Seller has dealt with Lee
    & Associates, Investment Realty Corporation and Marshall Hess (collectively, "Broker") in connection with the transactions contemplated by this Agreement. Seller will indemnify and hold harmless Buyer and Buyer's Related Parties from any Claims of Broker with respect to this transaction. Buyer warrants that Buyer has not dealt with any broker in connection with this transaction other than Broker. Seller warrants that Seller has not dealt with any broker in connection with this transaction other than Broker.

         (b) Brokerage Indemnification. If any other person asserts a claim to a finder's fee, brokerage commission or other compensation on account of alleged employment as a finder or broker or performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming will indemnify and hold the other party and the other party's Related Parties harmless for, from, and against any Claims related thereto.

    8.5 General Stream Adjudication. Buyer is aware that there is pending in Maricopa County Superior Court a general stream adjudication of all rights to use water in and from the Lower Gila and Santa Cruz river systems and sources and that such adjudication may involve rights to use water on and from the Property. Buyer will seek counsel of Buyer's own choosing in determining what actions, if any, Buyer should take with respect to filing or other actions in regard to such general adjudication of water rights, and Seller shall have no liability or responsibility therefor.

    8.6  Activities Following the Agreement Date.

         (a) Sales of Property. Following the Agreement Date, Seller will not enter into any agreement, escrow, or other contract to sell any portion of the Real Property which Seller intends to be a Pending Sale without the prior written consent of Buyer, which consent Buyer shall not unreasonably withhold and which shall be deemed to have been given if Buyer does not reject a proposed sale within five (5) days of the date Seller gives Buyer written notice of the proposed sale accompanied by a complete copy of the proposed sales contract and/or escrow. Only those sales approved or deemed approved pursuant to this Section 8.6(a) will, upon such approval, be deemed to be Pending Sales, subject to the terms and conditions of this Agreement as they relate to Pending Sales. Seller may proceed to close Pending Sales during the period prior to the Closing.

         (b) Leases of Property. Following the Agreement Date, Seller will not enter into, modify, extend or renew, or terminate (other than upon expiration of the term of a Seller Lease) any Seller Lease without the prior written consent of Buyer, which consent Buyer shall not unreasonably withhold and which shall be deemed to have been given if Buyer does not reject a proposal within five (5) days of the date Seller gives Buyer written notice of the proposal accompanied by reasonable detail as to the proposal. Seller will not enter into any amendment or extension of the Jamul Lease prior to Closing without the prior written consent of Buyer.

         (c) Operations. Following the Agreement Date, Seller will continue to operate and maintain the Real Property in the ordinary course of business and in a manner consistent with past business practices of Seller. Seller will, and will use its reasonable best efforts to cause the Associations, to (i) refrain from entering into any contract, agreement or commitment or any modification or amendment of any contract, agreement or commitment by which the Property or the Association are bound or to which the Property or any assets of the Associations are subject, without in each case first securing the consent and approval of Buyer, such consent not to be unreasonably withheld or delayed; or (ii) neither act nor fail to act in such a manner as to cause an event which creates, or with the giving of notice and/or the passage of time would create, a material default under any material representation, warranty or covenant contained in this Agreement or under any other material contract, agreement or commitment by which Seller or the Associations are bound or to which the Property or the Associations are subject.

         (d) Additional Title Encumbrances. Following the Agreement Date, Seller will not knowingly place or permit to be placed any further liens, encumbrances, easements, covenants, conditions, restrictions, or other matters against any of the Real Property other than the lien for current real property taxes and assessments, matters undertaken pursuant to any of the Pending Sales that have been approved (or deemed approved) by Buyer, and matters approved in writing by Buyer, which approval Buyer shall not unreasonably withhold and which shall be deemed to have been given if Buyer does not reject a proposed title matter within five (5) days of the date Seller gives Buyer written notice of the proposed matter; provided, however, that Seller may institute quiet title proceedings with respect to the boundary dispute affecting the Las Montanas Property (the "Quiet Title Action") and shall have the right to pursue such action, at Seller's expense following the Closing. Buyer agrees to cooperate with Seller with respect to the Quiet Title Action.
    Seller does not warrant, however, that such Quiet Title Action will be successful.

         (e) Negotiations with Others. Following the Agreement Date, Seller may negotiate with other persons with respect to potential sales of the Property or portions thereof; however, except as permitted by Section 8.6(a) with respect to sales proposed by Seller as Pending Sales, Seller will not enter into any agreements with respect to any of the Property unless the rights of the purchaser under any such agreement are expressly conditioned upon Buyer not purchasing such portion of the Property pursuant to this Agreement.

         (f) Taxes. Seller agrees to assume liability for and to pay all sales, transfer, stamp, real property transfer or similar Taxes, if any, incurred as a result of the transactions contemplated by this Agreement. Seller agrees to indemnify Buyer for, from and against any and all Claims incurred by Buyer arising out of Seller's failure to make timely or full payments of such Taxes. Seller agrees to file all required tax returns and reports due in connection with the Taxes assumed under this provision. "Taxes" shall mean any federal, state, local, foreign and other license, service, service use, real property, personal property, sales, use, transaction privilege, excise, severance, transfer, stamp, occupation, and other taxes, assessments, fees or charges of any kind whatsoever, including any interest, penalties or additions on or to the foregoing, whether disputed or not. Taxes do not include any income taxes of Buyer nor any "roll back" taxes that may be assessed against the Property in the State of Texas, even though such "roll back" taxes relate to periods prior to the Closing.

    8.7 Use of Talley Name. Buyer is not acquiring any right, title, or interest whatsoever in the name "Talley" or any trademark or tradename in which "Talley" is used, and Buyer will not use the name "Talley", alone or in combination with any other words or phrases, in any of its business operations or dealings.

    8.8  Indemnification Provisions.

         (a) Seller's Indemnification. Seller agrees to indemnify and hold harmless Buyer and Buyer's Related Parties for, from and against all Claims attributable, directly or indirectly, to any of the following, unless arising from the breach by Buyer of any of its obligations, representations, or warranties in this Agreement and the agreements and other documents executed and delivered by Buyer as contemplated by this Agreement:

              (i) Except as limited by Section 11.2, breach by Seller of any obligation of Seller under this Agreement or under any other agreement or instrument entered into by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

              (ii) The material inaccuracy of any express, written representation or warranty made by Seller in this Agreement or in any other agreement or instrument entered into by Seller pursuant to this Agreement;

              (iii)     Any breach by Seller of any of the
         obligations of Seller under or with respect to the Receivables, the Receivables Security Documents, the Jamul Lease, the Seller Leases, the Contracts, or the Pending Sales or, except to the extent, if any, specifically assumed by Buyer pursuant to this Agreement, any liabilities or obligations connected therewith and existing or accruing prior to the Closing or any other state of facts relating thereto and existing or occurring prior to the Closing;

              (iv) Any state of facts relating to the Associations and existing or occurring prior to the Closing;

              (v) Real or personal property taxes assessed on any item of the Property and that relate to periods prior to the Closing, and the 1996 LMECC real property taxes; and

              (vi) Any other matter with respect to which Seller has agreed to indemnify Buyer under this Agreement or any agreement or instrument entered into by Seller pursuant to this Agreement.

    Notwithstanding the foregoing, Seller shall not be liable to Buyer with respect to a single Claim otherwise within the coverage of the indemnity provisions of this Section 8.8 or any other indemnity provision of this Agreement that does not exceed $50,000; provided, however, that when the aggregate amount of such excluded Claims reaches $250,000, Seller shall thereafter be liable in full for all such Claims.

         (b) Buyer's Indemnification. Buyer agrees to indemnify and hold harmless Seller and Seller's Related Parties for, from and against all Claims attributable, directly or indirectly, to any of the following, unless arising from the breach by Seller of any of its obligations, representations, or warranties in this Agreement and the agreements and other documents executed and delivered by Seller as contemplated by this Agreement:

              (i) Except as limited by Section 11.1, breach by Buyer of any obligation of Buyer under this Agreement or under any other agreement or instrument entered into by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

              (ii) The material inaccuracy of any express, written representation or warranty made by Buyer in this Agreement or in any other agreement or instrument entered into by Buyer pursuant to this Agreement;

              (iii) Any breach by Buyer of any of the obligations of Seller that have been assumed by Buyer under or with respect to the Receivables, the Receivables Security Documents, the Jamul Lease, the Seller Leases, the Contracts, or the Pending Sales, or any liabilities or obligations connected therewith and first occurring or accruing from and after the Closing or any other state of facts relating thereto and first accruing or occurring from and after the Closing;

              (iv) Any state of facts relating to the Associations and first accruing or occurring from and after the Closing;

              (v) Real or personal property taxes assessed on any item of the Property and that relate to periods from and after the Closing;

              (vi) The Post-Closing Obligations;

              (vii)     The Bonds and the NPDES Permit;

              (viii)    The Approvals and all obligations,
         undertakings, requirements, and stipulations relating thereto;

              (ix) Any liability or obligation arising from or out of the ownership or operation of, or otherwise relating to, the Property, or any portion or aspect thereof, after the Closing, except to the extent that pursuant to this Agreement or any other agreement entered into pursuant hereto, Seller is liable to Buyer with respect thereto or except to the extent any such liability or obligation arises from an act or omission of Seller or any state of facts existing prior to the Closing;

              (x) Any other matter with respect to which Buyer has agreed to indemnify Seller under this Agreement or any agreement or instrument entered into by Buyer pursuant to this Agreement; and

              (xi) Any and all other obligations and liabilities which Buyer, pursuant to this Agreement or any other agreement entered into pursuant hereto, or otherwise, has expressly agreed to assume.

    Notwithstanding the foregoing, Buyer shall not be liable to Seller with respect to a single Claim otherwise within the coverage of the indemnity provisions of this Section 8.8 or any other indemnity provision of this Agreement that does not exceed $50,000; provided, however, that when the aggregate amount of such excluded Claims reaches $250,000, Buyer shall thereafter be liable in full for all such Claims.

         (c) Indemnity Proceedings. If a Claim shall be asserted against an indemnified party (an "Indemnitee") in respect of which indemnification may be sought under this Agreement from an indemnifying party (an "Indemnitor"), Indemnitee shall cause prompt written notice of such Claim to be given to Indemnitor, describing in reasonable detail the nature of the Claim, the name of the claimant, and such other information as is appropriate to an understanding of the Claim. Thirty (30) days after giving such notice, Indemnitee may, at its option, resist, settle, or otherwise compromise or pay such Claim in accordance with the provisions of
    Section 8.8(d) (and Indemnitor shall pay all reasonable costs incurred by Indemnitee in connection therewith, within twenty (20) days of written demand from Indemnitee, detailing such costs) unless Indemnitee has received notice from Indemnitor that Indemnitor intends, at Indemnitor's sole cost and expense, to contest or otherwise resolve the Claim, in which case Indemnitee shall have the right, at no cost or expense to Indemnitor, to monitor the Claim or otherwise participate in such proceedings. If Indemnitee conducts such monitoring or otherwise participates in such proceedings, Indemnitor shall nevertheless have full authority to determine all action to be taken with respect thereto, subject, however, to the requirements of Section 8.8(d). If requested by Indemnitor,

    Indemnitee agrees to cooperate with Indemnitor and its counsel and consultants in contesting any Claim which Indemnitor elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, but Indemnitor will reimburse Indemnitee for any reasonable out-of-pocket costs incurred by Indemnitee in so cooperating, such reimbursement to be made within twenty (20) days of written demand from Indemnitee, detailing such costs. Indemnitee also agrees to afford Indemnitor and its counsel and consultants the opportunity to be present at, and to participate in, any conference with any persons, including governmental authorities, asserting any Claim against Indemnitee and in any conference with any representatives of or counsel for or consultants to such persons.

         (d) Settlements. If Indemnitor has not, within the 30-day period referred to in Section 8.8(c), given notice to Indemnitee of Indemnitor's intent to contest or otherwise resolve a Claim, Indemnitee shall have full authority with respect to the disposition of any such Claim (including choosing its own counsel and consultants, which shall be reasonably acceptable to Indemnitor), provided that Indemnitee shall at all times act in good faith as if it were ultimately liable with respect thereof and provided further that Indemnitor shall have the right, at its option and its own expense, to be represented by counsel and consultants of its choice and with whom counsel and consultants to Indemnitee shall confer to the extent consistent with such counsel's professional responsibility in connection with the defense of such Claim. No settlement shall be made without the prior written consent of Indemnitor, which consent shall not be unreasonably withheld. If any person asserting a Claim against Indemnitee shall make a bona fide written offer to Indemnitee to settle such Claim upon payment of a dollar sum as stated in such offer and upon receipt thereof provide to Indemnitee a general release and if Indemnitor shall have stated in writing that it is ready, willing and able to pay such sum on behalf of Indemnitee in settlement of such Claim, the liability of Indemnitor with respect to such Claim shall be limited to the sum stated in such offer if Indemnitee shall have refused to settle such Claim in accordance with such offer of settlement. Indemnitee shall promptly furnish to Indemnitor copies of all such bona fide written offers.

    8.9 License to Use Space. Talley Industries, Inc., and certain of its affiliates, including one or more of the entities comprising Seller (collectively in this Section 8.9, "Talley"), are currently storing documents and other materials in the building located on the parcel of Real Property located at 4251 East Thomas Road, Phoenix, Arizona. Following the Closing and for no additional consideration to Buyer, Buyer agrees that Talley has a license to continue to store such documents and other materials in that building through December 31, 1996. Buyer agrees that Seller will have full access to all such documents and other materials during such time. Seller agrees to indemnify and hold Buyer harmless for, from, and against any liability or other expense that may arise as a result of the exercise by Talley of its rights under this
Section 8.9 (unless arising as a result of Buyer's gross negligence).
At all times while Talley is exercising its rights under this Section 8.9, Talley agrees to maintain public liability insurance with respect to its activities under this Section 8.9, with commercially reasonable limits and naming Buyer as an additional insured.

    8.10 Fiesta Ranch;  Tax Classifications.

         (a) SRP Turn-out Facility. Buyer acknowledges that Seller has disclosed to Buyer that, in Seller's opinion, in order to retain the existing agricultural property tax classification of the Fiesta Ranch Property (as defined on Exhibit A), it will be necessary to install a Salt River Project ("SRP") water turn-out pipe on Horne Road, adjacent to the Fiesta Ranch Property. Such work has not been done. Following the Agreement Date, Seller anticipates entering into an agreement with SRP for such work, such agreement (the "SRP Contract") being referenced on described on Exhibit F as one of the Contracts. At the Closing, Buyer shall assume the SRP Contract as one of the Contracts and reimburse Seller for the costs actually incurred by Seller pursuant to the SRP Contract as of the Closing.

         (b) Continuation of Agricultural Tax Classifications. Buyer acknowledges that certain other parcels of Property have an agricultural property tax classification or similar classification and that Buyer may be required to take certain actions to preserve or continue such classifications, such as entering into or renewing farming leases. Buyer has reviewed the property tax classifications on the Property and assumes all risk of any change in any such classifications.

    8.11 Maintenance of Existence.

         (a)  TRHCI.  Throughout the Survival Period (as defined in
    Section 12.15), TRHCI agrees that it will maintain its existence as a Delaware corporation and that throughout the Survival Period, it shall maintain Tangible Net Worth equal to at least the Minimum TRHCI Net Worth Amount. As used in this Section 8.11, "Minimum TRHCI Net Worth Amount" means the greater of (i) $1,000,000 or (ii) $500,000 plus (A) the amount reasonably necessary to complete the remedy of all Defects that Seller is obligated to remedy pursuant to Section 4.5 as of the date of determination of Minimum TRHCI Net Worth Amount and (B) the reasonable remaining cost to resolve any claims made by Buyer with respect to any alleged breach of representations or warranties of Seller under Article 9. Following expiration of the Survival Period, TRHCI will maintain its existence as a Delaware corporation until all Defects that Seller is obligated to remedy have been remedied and any claims made by Buyer with respect to any alleged breach of representations or warranties of Seller under Article 9 that have properly been raised within the Survival Period have been resolved (an "Extended Period"). During the Extended Period, TRHCI agrees that it will maintain Tangible Net Worth in an amount equal to the sum of (x) the reasonable amount necessary to complete the remedy of all Defects that Seller is obligated to remedy pursuant to Section 4.5, as of the date of determination, and (y) the reasonable remaining cost to resolve any outstanding claims under Article 9, as of the date of determination. On or before the Closing, Seller agrees to provide Buyer with an agreement from Talley Industries, Inc. ("TII"), in the form of Exhibit Q, pursuant to which TII agrees to cause TRHCI to agree to comply with the provisions of this Section 8.11, as they relate to TRHCI.

         (b) Definitions. As used in this Section 8.11, the following capitalized terms are defined as follows:

              (i) "Contingent Liabilities" of any person or entity means all "contingencies" of such person or entity required to be recorded in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards Number 5 (or any successor thereto) as in existence as of any date of determination.

              (ii) "Indebtedness" means, as to any person or entity
         (A) indebtedness created, issued, incurred or assumed by such person or entity for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (B) all obligations of such person or entity to pay the deferred purchase price of property or services; (C) all indebtedness secured by a lien on any asset of such person or entity whether or not such indebtedness is assumed by such person or entity; (D) all obligations, contingent or otherwise, of such person or entity directly or indirectly guaranteeing any indebtedness or other obligation of any other person or entity or in any manner providing for the payment of any indebtedness or other obligation of any other person or entity or otherwise protecting the holder of such indebtedness against loss (excluding endorsements for collection or deposit in the ordinary course of business); (E) the amount of all reimbursement obligations and other obligations of such person or entity (whether due or to become due, contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds; (F) all obligations under leases capitalized in accordance with GAAP; and (G) all other obligations that would be included as liabilities on a balance sheet prepared in accordance with GAAP.

              (iii) "Intangible Assets" means all intangible assets of a person or entity under GAAP, including, without limitation, copyrights, franchises, goodwill, licenses, loan origination fees, non-competition covenants, organization or formation expenses, patents, service marks, service names, trademarks, trade names, write-up in the book value of any asset in excess of the acquisition cost of the asset, any amount, however designated on the balance sheet, representing the excess of the purchase price paid for assets or stock acquired over the book value assigned thereto, loans and advances to partners, members, and officers, employees, directors of such person or entity (or members of their immediate families), unamortized leasehold improvement expense not recoverable at the end of the lease term, unamortized debt discount, and deferred discount.

              (iv) "Tangible Net Worth" means, as of any date,
         (A) Total Tangible Assets less (B) Total Debt.

              (v) "Total Debt" means, at the applicable date of determination, all Indebtedness and Contingent Liabilities of a person or entity (including, without limitation, any subordinated liabilities).

              (vi) "Total Tangible Assets" means, at the applicable date of determination, all assets of a person or entity, excluding Intangible Assets, the value of which shall be determined in accordance with GAAP; provided, however, that Total Tangible Assets shall not include any portion of the Property deleted from the purchase pursuant to the relevant provisions of this Agreement.

                                 ARTICLE 9
                  SELLER'S REPRESENTATIONS AND WARRANTIES

    9.1  Nature of Seller's Representations.   Each of the
representations and warranties of Seller contained in this Article 9 constitutes a material part of the consideration to Buyer and Buyer is relying on the correctness and completeness of these representations and warranties in entering into this transaction. Each of the representations and warranties is true and accurate as of the date of execution of this Agreement by Seller, will be true and accurate as of the Closing, and will survive the Closing; subject, however, to the provisions of Section 5.1(a) and Section 12.15. Any other provision of this Agreement to the contrary notwithstanding, to the extent that Buyer has actual knowledge on the Agreement Date as to the inaccuracy or incompleteness of any representation or warranty in this Article 9, the representation or warranty shall be deemed to be qualified by and subject to such actual knowledge. The representations and warranties of Seller in this Article 9 are in addition to any representations and warranties of Seller contained in any document or instrument executed and delivered by Seller in connection with the transactions contemplated by this Agreement.

    9.2 Representations and Warranties as to Seller and the Transaction. Seller represents and warrants to Buyer as follows:

         (a) Organizational Status. TRHCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the States of Arizona, California, and Texas, and has full power and authority to enter into and to perform its obligations under this Agreement. LMECC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the States of Arizona and California, and has full power and authority to enter into and to perform its obligations under this Agreement. The persons executing this Agreement on behalf of Seller have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Agreement. Seller has all necessary power and authority to own its properties and to conduct its business as now owned and conducted by Seller.

         (b) Entity Action. All corporate action on the part of Seller and its shareholders which is required for the execution, delivery and performance by Seller of this Agreement and each of the documents and agreements to be delivered by Seller at the Closing has been duly and effectively taken.

         (c) Enforceable Nature of Agreement. This Agreement and each of the documents and agreements to be delivered by Seller at the Closing, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

         (d) Violations; Consents; Defaults. Neither the execution of this Agreement nor the performance by Seller of its obligations under this Agreement will result in any breach or violation of the terms of any law, rule, ordinance, or regulation or of any decree, judgment or order to which Seller or any officer, director or shareholder of Seller is a party now in effect from any court or governmental body. Other than the releases required by this Agreement with respect to Liens to be Assumed and the Bonds and except for consents and approvals from governmental and quasi-governmental agencies with respect to the transfer of Approvals and consents and approvals for transfer of the Jamul Leasehold, Seller Leases, and Contracts (the obtaining of which consents and approvals is agreed to be the responsibility, and at the risk, of Buyer), there are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by Seller in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by Seller of its obligations under this Agreement will not conflict with or result in a breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under Seller's articles of incorporation or bylaws or any indenture, mortgage, lease, agreement, or other instrument to which Seller is a party or by which Seller or any of its assets may be bound, except for the Approvals, Jamul Lease, Seller Leases, Contracts, and Bonds where consent is required for the transfer, release, and/or assumption of Seller's rights, interests, and obligations thereunder.

         (e) Litigation. Except as set forth on Exhibits L and O and other than property tax appeals pursuant to the Tax Protest Contracts, the matter disclosed in Section 8.5, and the Quiet Title Action, neither Seller nor any of its officers, directors or shareholders is a party, nor is the Property or any portion thereof subject to, any pending or, to the best of Seller's knowledge, threatened action, suit, proceeding or investigation, at law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or officer arising from or relating to this transaction, the Property or to the past or present operations and activities of Seller upon or relating to the Real Property and which, if adversely determined, would have a material and adverse effect on either the marketability, financeability, developability, or value of any portion of the Property which has allocated to it a separate portion of the Sales Price pursuant to
    Section 2.4.

         (f) Non-Foreign Status. None of the entities comprising Seller is a "foreign person", as such term is defined in Section 1445(f) of the U.S. Internal Revenue Code of 1986, as amended.

         (g) No Bankruptcy. Other than as disclosed on Exhibit O, no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy or similar legal proceedings are pending or threatened against Seller, nor are any such proceedings contemplated by Seller.

    9.3 Representations and Warranties with Respect to the Property. Seller represents and warrants to Buyer as follows:

         (a)  Contracts.  The documents delivered to Buyer pursuant to
    Section 4.1(c)(iv) and listed on Exhibit F with respect to the Contracts constitute correct and complete copies of all of the Contracts. Seller is not in default with respect to any of the Contracts nor, to Seller's actual knowledge, has any event or circumstance occurred that, with the giving of notice or the passage of time, or both, would constitute a default by Seller with respect to any of the Contracts. To Seller's actual knowledge, as of the Agreement Date, none of the other parties to any of the Contracts is in default with respect to any of the Contracts nor has any event or circumstance occurred that, with the giving of notice or the passage of time, or both, would constitute a default by any of such other parties with respect to any of the Contracts.

         (b) Seller Leases. The documents delivered to Buyer pursuant to Section 4.1(c)(iv) and listed on Exhibit G with respect to the Seller Leases constitute correct and complete copies of all of the Seller Leases. Seller is not in default with respect to any of the Seller Leases nor, to Seller's actual knowledge, has any event or circumstance occurred that, with the giving of notice or the passage of time, or both, would constitute a default by Seller with respect to any of the Seller Leases. To Seller's actual knowledge, as of the Agreement Date, none of the other parties to any of the Seller Leases is in default with respect to any of the Seller Leases nor has any event or circumstance occurred that, with the giving of notice or the passage of time, or both, would constitute a default by any of such other parties with respect to any of the Seller Leases. Seller has not received any security or other deposits with respect to any of the Seller Leases.

         (c) Jamul Lease. The documents delivered to Buyer pursuant to Section 4.1(c)(iv) with respect to the Jamul Lease constitute correct and complete copies of the Jamul Lease. Subject to the provisions of Section 6.2(b), Seller is not in default with respect to the Jamul Lease nor, to Seller's actual knowledge, has any event or circumstance occurred that, with the giving of notice or the passage of time, or both, would constitute a default by Seller with respect to the Jamul Lease. To Seller's actual knowledge, as of the Agreement Date, the landlord under the Jamul Lease is not in default with respect to the Jamul Lease nor has any event or circumstance occurred that, with the giving of notice or the passage of time, or both, would constitute a default by the landlord with respect to the Jamul Lease.

         (d) Articles and Bylaws. The Articles and Bylaws constitute correct and complete copies of the articles of incorporation and bylaws of each of the Associations, together with any and all amendments thereto. To Seller's actual knowledge, Seller is not in default with respect to any of any of Seller's obligations as "declarant" under the covenants, conditions, and restrictions relating to Arizona Corporate Park North, East Valley Commerce Center, or Fiesta Ranch nor, to Seller's actual knowledge, has any event or circumstance occurred that, with the giving of notice or the passage of time, or both, would constitute such a default by Seller.

         (e)  Pending Sales Documents.  The documents delivered to
    Buyer pursuant to Section 4.1(c)(vi) with respect to the Pending Sales constitute correct and complete copies of all of the agreements relating to the Pending Sales (collectively, the "Pending Sales Documents"). Seller has provided Buyer with access to Seller's files with respect to the Pending Sales. Seller is not in default with respect to any of the Pending Sales or Pending Sales Documents nor, to Seller's actual knowledge, has any event or circumstance occurred that, with the giving of notice or the passage of time, or both, would constitute a default by Seller with respect to any of the Pending Sales or Pending Sales Documents. To Seller's actual knowledge, as of the Agreement Date, none of the other parties to the Pending Sales Documents are in default with respect to the Pending Sales Documents nor has any event or circumstance occurred that, with the giving of notice or the passage of time, or both, would constitute a default by any such party with respect to the Pending Sales Documents.

         (f) No Other Agreements. As of the Closing, other than the matters disclosed in the Surveys, the Title Reports, the Environmental Reports (including the information, if any, disclosed pursuant to Section 4.5), and in this Agreement, including the Exhibits to this Agreement, and other than the Contracts, the Jamul Lease, the Seller Leases, the Receivables and documents relating thereto, the Pending Sales Documents, the Bonds, the Approvals (and all requirements, stipulations, conditions, agreements, and other obligations associated with such Approvals (the "Approval Obligations"), the Development Agreement, this Agreement and agreements entered into pursuant to this Agreement, to the best of Seller's knowledge, there will be no other agreements, contracts, understandings, or commitments (written or oral) to which any of the Property is bound or subject.

         (g) Eminent Domain. To the best of Seller's knowledge and except as otherwise disclosed in the information provided pursuant to Sections 4.1 and 4.5, there is currently no existing or threatened eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, that would affect the Property in any material way.

         (h) Environmental Compliance. To the actual knowledge of Seller and except as otherwise disclosed to Buyer in the Environmental Reports and other materials provided pursuant to Sections 4.1 and 4.5, and except for the use of pesticides, herbicides, fertilizers and other similar items in connection with farming activities on certain of the Property:

              (i) The Real Property is free from Hazardous Substances, and is not now in violation of any Environmental Law. Seller has not caused or allowed the use, generation, manufacture, production, treatment, storage, release, discharge, or disposal of any Hazardous Substances on, under, or about the Real Property, and has not caused or allowed the transportation to or from the Property of any Hazardous Substance.

              (ii) There are no buried or partially buried storage tanks located on the Real Property.

              (iii) Seller has received no warning, notice of violation, administrative complaint, judicial complaint, or other formal or informal notice alleging that conditions on the Real Property or adjacent property are or have been in violation of any Environmental Law, or informing Seller that the Real Property is subject to investigation or inquiry regarding the presence of Hazardous Substances on or about the Real Property or the potential violation of any Environmental Law.

              (iv) No environmental lien in favor of any governmental entity has attached to any of the Real Property.
    As used in this Agreement:

              (1) "Environmental Law" means any federal, state or local law, statute, ordinance, or regulation pertaining to health, industrial hygiene, or environmental conditions, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
         Section 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. Section 11001, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.
         Section 1801, et seq.; the Clean Air Act, 42 U.S.C.
         Section 7401, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; the Solid Waste Disposal Act, 42 U.S.C. Section 3251, et seq.; and any other federal, state or local law, statute, ordinance, or regulation now in effect or hereafter enacted which pertains to health, industrial hygiene, or the regulation or protection of the environment, including, without limitation, ambient air, soil, groundwater, surface water, and/or land use.

              (2) "Hazardous Substance" means any material, waste, substance, pollutant, or contaminant which may or could pose a risk of injury or threat to health of the environment, including, without limitation:

                   (A)  Those substances included within the
              definitions of "hazardous substance", "hazardous waste", "hazardous material", "toxic substance", "solid waste", or "pollutant or contaminant" in, or otherwise regulated by any Environmental Law;

                   (B) Those substances listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101, including appendices and amendments thereto), or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR
              Part 302 and amendments thereto);

                   (C) Such other substances, materials, or wastes which are or become regulated or classified as hazardous or toxic under federal, state, or local laws or regulations; and

                   (D)  Any material, waste, or substance which is
              (i) petroleum or refined petroleum products; (ii) asbestos in any form; (iii) polychlorinated biphenyls;
              (iv) flammable explosives; or (v) radioactive materials.

         (i) Information. To the best of Seller's actual knowledge, Seller has not withheld from Buyer any material information with respect to any of the Property; however, Buyer acknowledges that Seller is not representing and warranting that the files and records of Seller with respect to the Property are complete.

    9.4 Qualifications on Knowledge. Whenever in this Article 9, a representation or warranty is qualified based on the knowledge of Seller, such knowledge shall be limited to that of Charles J. Freericks, Jr, in his capacity as president of each of the entities comprising Seller.

    9.5 Release. Except for the express warranties and representations set forth in this Article 9 and in any closing documents delivered by Seller (including any statutorily implied warranties in any of the deeds), Seller and Seller's Related Parties are hereby released from all responsibility and liability regarding (a) the Receivables, their collectability and enforceability, and the creditworthiness of the obligors under the Receivables; and (b) the Real Property, the Jamul Leasehold, the Contracts, the Pending Sales, the Seller Leases, the Personalty, and the Approvals and the Approval Obligations, including the effectiveness, completeness, transferability, or adequacy of any of the Approvals, the development potential, operation, condition, valuation or utility of the Real Property and Personalty, or its suitability for any purpose whatsoever, title and survey matters with respect to the Real Property, and any responsibility or liability with respect to the presence in the soil, air, structures, and surface and subsurface waters, of materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Real Property under current or future federal, state and local laws and regulations. Except for the express warranties and representations set forth in this Article 9 or in any of the documents and agreements delivered pursuant to this Agreement (including any statutorily implied warranties in any of the deeds), Buyer expressly acknowledges that Buyer has not relied on any warranties, promises, understandings or representations, express or implied, oral or written, of Seller or any of Seller's Related Parties, relating to the Receivables, the Personalty, the Real Property, the Jamul Leasehold, the Approvals or any other aspect of the transactions contemplated by this Agreement and that Buyer is acquiring the Property in its present condition and, with respect to the Real Property and Personalty, state of repair, "AS IS", with all defects and liabilities, latent or apparent. Buyer acknowledges that any information of any type which Buyer has received or may receive from Seller or Seller's agents is being furnished without any representation or warranty whatsoever except as set forth in Section 9.3(i). Subject to review of any information Buyer may receive pursuant to Section 4.5, Buyer has inspected and investigated, or prior to the Arizona Parcel Deletion Deadline, with respect to Property in the State of Arizona, and prior to the California/Texas Parcel Deletion Deadline, with respect to Property in the States of California and Texas, will have had the opportunity to investigate, the Receivables, the Personalty, the Jamul Leasehold, the Approvals, and the Real Property to Buyer's complete satisfaction and has observed the physical characteristics and existing conditions of the Real Property, the operations thereon and on adjacent areas. Except as arising from the express warranties and representations of Seller, Buyer hereby waives any and all objections to, complaints about, or claims regarding the Real Property and its physical characteristics and existing conditions, including, without limitation, objections to, complaints about, or claims regarding subsurface soil and water conditions, solid and hazardous waste and hazardous substances, and endangered or protected plant or animal species on, under or adjacent to the Real Property (including, but not limited to, federal, state or common law based actions and any private right of action under state and federal law, including, but not limited to, the Comprehensive

Environmental Response, Compensation and Liability Act, and any state or local equivalent). Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Real Property and, except as arising from the express warranties and representations of Seller, the risk that adverse physical characteristics and conditions, including, without limitation, the presence of hazardous substances or other contaminants, may not have been revealed by its investigation.


                                ARTICLE 10
                  BUYER'S REPRESENTATIONS AND WARRANTIES

    10.1 Nature of Buyer's Representations.   Each of the
representations and warranties of Buyer contained in this Article 10 constitutes a material part of the consideration to Seller and Seller is relying on the correctness and completeness of these representations and warranties in entering into this transaction. Each of the representations and warranties is true and accurate as of the date of execution of this Agreement by Buyer, will be true and accurate as of the Closing, and will survive the Closing and regardless of any investigation or inspection by Seller; subject, however, to the provisions of Section 5.3(c) and Section 12.15. Any other provision of this Agreement to the contrary notwithstanding, to the extent that Seller has actual knowledge on the Agreement Date as to the inaccuracy or incompleteness of any representation or warranty in this Article 10, the representation or warranty shall be deemed to be qualified by and subject to such actual knowledge. The representations and warranties of Buyer in this Article 10 are in addition to any representations and warranties of Buyer contained in any document or instrument executed and delivered by Buyer in connection with the transactions contemplated by this Agreement.

    10.2 Representations and Warranties as to Buyer and the Transaction. Buyer represents and warrants to Seller as follows:

         (a) Organizational Status. Buyer is a corporation, duly organized and validly existing under the laws of the State of Arizona, is qualified to do business as a corporation in the States of Arizona, Texas, and California, and has full power and authority to enter into and to perform its obligations under this Agreement. The persons executing this Agreement on behalf of Buyer have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated hereby. Buyer has all necessary power and authority to own its properties and to conduct its business as now owned and conducted by Buyer. Francis Najafi and Jahm Najafi, individually and/or beneficially, are the sole shareholders of Buyer.

         (b) Entity Action. All corporate action on the part of Buyer and the shareholders of Buyer which is required for the execution, delivery and performance by Buyer of this Agreement and each of the documents and agreements to be delivered by Buyer at the Closing has been duly and effectively taken.

         (c) Enforceable Nature of Agreement. This Agreement and each of the documents and agreements to be delivered by Buyer at the Closing, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

         (d) Violations; Consents; Defaults. Neither the execution of this Agreement nor the performance by Buyer of its obligations under this Agreement will result in any breach or violation of the terms of any law, rule, ordinance, or regulation or of any decree, judgment or order to which Buyer or any shareholder in Buyer is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by Buyer in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by Buyer of its obligations under this Agreement will not conflict with or result in a breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under Buyer's articles of incorporation or bylaws or any indenture, mortgage, lease, agreement, or other instrument to which Buyer is a party or by which Buyer or any of its assets may be bound.

         (e) MUD Disclosure. Prior to the execution of this Agreement by Buyer, Buyer received from Seller and executed the municipal utility district disclosure form signed by Seller, a copy of which is attached to this Agreement as Exhibit P.

    10.3 Disclaimer. Except for the express warranties and representations set forth in this Article 10 or in any of the documents and agreements delivered pursuant to this Agreement, Seller expressly acknowledges that Seller has not relied on any warranties, promises, understandings or representations, express or implied, oral or written, of Buyer or any of Buyer's Related Parties.

                                ARTICLE 11
                                 REMEDIES

    11.1 Seller's Remedies.

         (a) Prior to Closing. If Buyer fails to deposit the remainder of the Sales Price in the time and manner set forth in this Agreement, or fails, within ten (10) days of written notice of default, to perform when due any other act required by this Agreement, or otherwise breaches this Agreement, including any representation or warranty, Seller's sole and exclusive remedy will be to cancel this Agreement and the Escrow, such cancellation to be effective immediately upon Seller giving written notice of cancellation to Buyer and Escrow Agent; provided, however, that the foregoing limitation shall not apply to a breach of any of the indemnification obligations or confidentiality obligations of Buyer under this Agreement. UPON SUCH CANCELLATION, SELLER WILL BE ENTITLED TO RECEIVE ALL EARNEST MONEY DEPOSITS IN THE ESCROW (AND ESCROW AGENT IS HEREBY INSTRUCTED TO DELIVER SUCH DEPOSITS TO SELLER), ALL AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, THE PARTIES AGREEING AND STIPULATING THAT THE EXACT AMOUNT OF DAMAGES WOULD BE EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE EARNEST MONEY DEPOSITS CONSTITUTE A REASONABLE AND FAIR APPROXIMATION OF SUCH DAMAGES.

    INITIALS: SELLER  CJF   BUYER  FN
                    ------        -----

         (b) After Closing. With respect to any breach by Buyer of any of its obligations, representations, and warranties following the Closing, subject to Section 8.8 and Section 12.14, Seller shall be entitled to exercise any rights and remedies available to Seller therefor; provided, however, that Seller shall only be entitled to seek recovery of actual damages which directly result from Buyer's breach, Seller hereby waiving any right to seek or obtain lost profits or other speculative, consequential, or exemplary damages; and provided, further that Seller waives any right to rescind the sale and purchase transaction except for fraud or intentional misrepresentation of a material matter.

    11.2 Buyer's Remedies.

         (a) Prior to Closing. If Seller fails to perform any act required to be performed by Seller at the Closing (other than to cure a Major Defect under Section 4.5(c), the sole remedy therefor being as set forth in Section 4.5(c)), or fails, within ten (10) days of written notice of default, to perform when due any other act required by this Agreement, or otherwise breaches this Agreement, including any representation or warranty, Buyer may elect as its sole remedy hereunder either to (i) cancel this Agreement and the escrow and receive the return of all earnest money deposits, such cancellation to be effective immediately upon Buyer giving written notice of cancellation to Seller and Escrow Agent, or (ii) seek specific performance of this Agreement; provided, that if Buyer seeks and obtains specific performance, Buyer shall also be entitled to recover its actual damages directly resulting from such breach.

         (b) After Closing. With respect to any breach by Seller of any of its obligations, representations, and warranties following the Closing, subject to Section 8.8 and Section 12.14, and to Section Buyer shall be entitled to exercise any rights and remedies available to Buyer therefor; provided, however, that Buyer shall only be entitled to seek recovery of actual damages which directly result from Seller's breach, Buyer hereby waiving any right to seek or obtain lost profits or other speculative, consequential, or exemplary damages; and provided, further that Buyer waives any right to rescind the sale and purchase transaction except for fraud or intentional misrepresentation of a material matter.

    11.3 Dispute Resolution. With the exception of the failure of Buyer to deposit the remainder of the Sales Price in the time and manner set forth in this Agreement, the provisions of Sections 11.1 and 11.2 are subject to the provisions of Section 12.14.

                                ARTICLE 12
                            GENERAL PROVISIONS

    12.1 Certain Definitions. As used in this Agreement, certain capitalized terms are defined as follows:

         (a) "Claims" means any and all obligations, debts, covenants, conditions, representations, costs, and liabilities and any and all demands, causes of action, and claims, of every type, kind, nature or character, direct or indirect, known or unknown, absolute or contingent, determined or speculative, at law, in equity or otherwise, including attorneys' fees and litigation and court costs.

         (b) "Related Parties" means, with respect to any person or entity, the officers, directors, shareholders, partners, members, employees, agents, attorneys, successors, personal representatives, heirs, executors, or assigns of any such person or entity.

    12.2 Assignment; Binding Effect. Buyer may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of Seller, which consent will not be unreasonably withheld or delayed. However, Buyer may designate one or more affiliates of Buyer to take title to various of the assets being purchased by Buyer hereunder, provided each such designee assumes in writing the obligations of Buyer under this Agreement with respect to the assets being conveyed to such designee and such designee makes substantially the same representations and warranties as contained in Article 10. No such designation shall release Buyer from any of its obligations under this Agreement. Except as limited by the provisions of this Section 12.2, this Agreement is binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns. Any assignment or designation permitted under this Agreement shall be made prior to November 15, 1996.

    12.3 Cooperation. Seller will cooperate fully with Buyer in obtaining any necessary governmental approvals to the transfer of any item of property being sold to Buyer in this Agreement.

    12.4 Attorneys' Fees. Subject to the provisions of Section 12.14, if any action is brought by either party in respect to its rights under this Agreement, the prevailing party will be entitled to reasonable attorneys' fees and court costs as determined by the court.

    12.5 Waivers. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver be a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver. Either party may waive any provision of this Agreement intended for its benefit; provided, however, such waiver will in no way excuse the other party from the performance of any of its other obligations under this Agreement.

    12.6 Construction. This Agreement will be construed according to the laws of the State of Arizona, without giving effect to its conflict of laws principles. References in this Agreement to "Sections" or "Articles" are to the Sections and Articles in this Agreement, unless otherwise noted.

    12.7 Time.  Time is of the essence of this Agreement.

    12.8 Notices.

         (a) Notices will be in writing and will be given by personal delivery, by deposit in the United States mail, certified mail, return receipt requested, postage prepaid, by facsimile transmission, or by express delivery service, freight prepaid.

    Notices will be delivered or addressed to Seller and Buyer at the addresses or facsimile numbers set forth on the first page of this Agreement or at such other address or number as a party may designate in writing. The date notice is deemed to have been given, received and become effective will be (i) the date on which the notice is delivered, if notice is given by personal delivery, (ii) the date of actual receipt, if the notice is sent through the United States mail or by express delivery service, or (iii) if notice is sent by facsimile transmission, on the date of transmission, if the transmission is commenced prior to 4:00 o'clock p.m. (local time at the place of receipt) and continuously transmitted thereafter until complete, otherwise on the day following the date of transmission.


         (b)  Copies of all notices to Seller shall also be given to:

                        Greg R. Nielsen, Esq.
                        Joyce Kline Wright, Esq.
                        Snell & Wilmer
                        400 East Van Buren
                        One Arizona Center
                        Phoenix, Arizona 85004-0001
                        Facsimile No.:  (602) 382-6070

         (c)  Copies of all notices to Buyer shall also be given to:

                        David L. Lansky, Esq.
                        O'Connor, Cavanagh, Anderson,
                        Killingsworth & Beshears, P.A.
                        One East Camelback Road
                        Suite 1100
                        Phoenix, Arizona 85012
                        Facsimile No.:  (602) 263-2900

    12.9 Further Documentation. Each party agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement.

    12.10 Time Periods. Except as expressly provided for in this Agreement, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 5:00 o'clock p.m. (local Phoenix time) on the last day of the applicable time period provided for in this Agreement. If the time for the performance of any obligation or taking any action under this Agreement expires on a Saturday, Sunday or legal holiday, the time for performance or taking such action will be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.

    12.11 Headings and Counterparts. The headings of this Agreement are for purposes of reference only and will not limit or define the meaning of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which will be an original but all of which will constitute one and the same instrument.

    12.12     Publicity.   Except as may be required by law or any
governmental authority or by the rules of the New York Stock Exchange, or to obtain any consents or approvals required by this Agreement, Seller and Buyer will not, without the consent of the other party or as otherwise permitted by the terms of the Confidentiality Agreement, make any public disclosure of the existence of this Agreement, the parties to this Agreement, the terms of this Agreement or any other matter related to the transactions contemplated by this Agreement. Buyer and Seller will use their best efforts to avoid such publicity in any newspaper or magazine, or on any radio or television station, or through any other medium of publication. Buyer acknowledges that, immediately following the Agreement Date, Seller will make such disclosures of this Agreement as are required under applicable securities laws and the rules of the New York Stock Exchange.

    12.13     Provisions Relating to Seller.  As used in this
Agreement, the term "Seller" means each of TRHCI and LMECC, according to their respective interests in the Property and, as the context requires refers to any, each or all of the entities comprising Seller. Whenever Seller is granted any rights and benefits or may take any actions (including, without limitation, approving or disapproving any matter) or has assumed any liabilities or obligations under this Agreement, then, unless the context otherwise requires, such rights and benefits, obligations, and liabilities may be duly and validly exercised and enjoyed and actions taken by any one or more of Seller, on behalf of all of the entities comprising Seller, and such rights and benefits, obligations and liabilities may be allocated among one or more of the Seller entities as such entitles shall determine in their sole and absolute discretion. Notwithstanding the foregoing, TRHCI shall be jointly and severally liable for all of the obligations of Seller under this Agreement.

    12.14     Dispute Resolution Provisions.

         (a) Negotiation Between Executives. Seller and Buyer shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives including in-house counsel who have authority to settle the controversy (subject to board of directors or equivalent approval, if required). Each party shall promptly give the other party written notice of any dispute not resolved in the normal course of business (the "Dispute Notice"). Within 10 business days after delivery of the Dispute Notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 45 business days of the Dispute Notice, or if the parties fail to meet within 10 business days, any of the parties may initiate further dispute resolution procedures as provided hereinafter. If a party intends to be accompanied at a meeting by an attorney other than in-house counsel, the other party shall be given at least three business days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 12.14(a) are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

         (b) Appointment of Neutral. If, within 45 business days after the Dispute Notice, the parties have not succeeded in negotiating a written resolution of the dispute (or if the parties fail to meet within 10 business days after the Dispute Notice), upon written request by any party to the other party, both parties will promptly negotiate in good faith to jointly appoint a mutually acceptable neutral person not affiliated with any of the parties (the "Neutral"). If all parties so agree in writing, a panel of two or more individuals (such panel also being referred to as the "Neutral") may be selected by the parties, or in the absence of an agreement in selecting the Neutral within sixty (60) days of the written request for a Neutral, the Neutral shall be an individual selected by the parties with the assistance of a dispute resolution service if they have been unable to agree upon such appointment within 60 days after the Dispute Notice. The fees and costs of the Neutral and of any such assistance shall be shared equally between the parties.

         (c) Selection of Procedure. In consultation with the Neutral, the parties will negotiate in good faith to select or devise a nonbinding, or, if the parties agree, a binding, alternative dispute resolution procedure ("ADR") by which they will attempt to resolve the dispute, and a time and place for the ADR to be held, with the Neutral (at the written request of any party to the other parties) making the decision as to the procedure, (including allowable discovery procedures, if any), and/or place and time if the parties have been unable to agree on any of such matters in writing within 10 days after selection of the Neutral.

         (d) Termination of Procedure. The parties agree to participate in good faith in the ADR to its conclusion; provided, however, that no party shall be obligated to continue to participate in the ADR if the parties have not resolved the dispute in writing within 120 days after the Dispute Notice and any party shall have terminated the ADR by delivery of written notice of termination to the other parties following expiration of said 120-day period.

    Following any such termination notice after the expiration of the 120-day period, and if any party so requests in writing to the Neutral (with a copy to the other parties), then the Neutral shall make a recommended resolution of the dispute in writing to each party, which recommendation shall not be binding upon the parties; provided, however, that the parties shall give good faith consideration to the settlement of the dispute on the basis of such recommendation, and if any party thereafter pursues any other judicial or non-judicial remedy to conclusion, such party shall pay the reasonable attorneys' fees, costs and other expenses (including expert witness fees) of the other parties incurred in connection with the pursuant and achievement of (and defense against) such remedy, if any, if the result thereof is less favorable to such pursuant party than the recommendation of the Neutral.

         (e) Provisional Remedies. Notwithstanding anything herein to the contrary, any party may seek a temporary restraining order, preliminary injunction or other interim or provisional judicial relief if, in its judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section. The provisions of this Section shall be specifically enforceable.

         (f) Secrecy of ADR Proceedings. At the request of any party, ADR proceedings shall be conducted in the utmost secrecy. In such case, all documents, testimony and records shall be received, heard and maintained by the parties and the Neutral in secrecy, available for advance and in writing, to receive all such information in secrecy, to use such information only for the purpose of the ADR proceedings, and not to disclose such information to third parties for any other purpose.

    12.15 Survival. All covenants, agreements, representations, and warranties set forth in this Agreement shall survive the Closing (including, without limitation, the covenants, agreements, representations, and warranties in Sections 4.3, 8.3, 8.4, 8.7, 8.8, 8.9, 8.11, and Articles 9 and 10) and shall not merge into the Deeds or any other instrument executed or delivered in connection with the transactions contemplated hereby; provided, however, that the representations and warranties in Articles 9 and 10 and in any documents and instruments delivered pursuant to this Agreement (other than representations and warranties as to title) shall survive the Closing for a period (the "Survival Period") commencing on the Closing and terminating on the second (2nd) anniversary of the Closing, and any claim under such representations and warranties must be made within the Survival Period.

    12.16 Entire Agreement. This Agreement, which includes the Closing Documents Schedule and the following Exhibits:

         Exhibit A      Legal Descriptions of the Real Property
         Exhibit B      Tangible Personal Property Description
         Exhibit C      Description of Trademarks
         Exhibit D      Sales Price Allocation
         Exhibit E      Items to Be Provided
         Exhibit F      Contracts
         Exhibit G      Seller Leases
         Exhibit H      Certain Approvals
         Exhibit I      Pending Sales
         Exhibit J      Bonds
         Exhibit K      Water Rights
         Exhibit L      Trade Name Litigation
         Exhibit M      Property Owners Associations
         Exhibit N      Utility and Other Deposits
         Exhibit O      Litigation
         Exhibit P      MUD Disclosure
         Exhibit Q      Talley Industries, Inc. Agreement

constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded by and merged in this Agreement. No supplement, modification or amendment of this Agreement will be binding unless in writing and executed by Buyer and Seller.

         SELLER:

         TALLEY REALTY HOLDING COMPANY,
         INCORPORATED, a Delaware corporation

         By   Charles J. Freericks, Jr.
           --------------------------------------
              Charles J. Freericks, Jr.
              President

         Time of Signing:  October 23, 1996, 11:45 o'clock a.m.


         LME CAPITAL CORPORATION,
         a Delaware corporation

         By   Charles J. Freericks, Jr.
           --------------------------------------
              Charles J. Freericks, Jr.
              President

         Time of Signing:  October 23, 1996, 11:45 o'clock a.m.

         BUYER:

         PIVOTAL GROUP, INC.,
         an Arizona corporation

         By    F. Francis Najafi
           --------------------------------------
               F. Francis Najafi
         Its   President


         Time of Signing:  October 23, 1996, 11:48 o'clock a.m.